EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
BUSINESS OBJECTS S.A.,
BUSINESS OBJECTS AMERICAS,
FLAGSHIP ACQUISITION CORP.,
FIRSTLOGIC, INC.,
and
RALPH BOUMA, JR.
dated as of
February 8, 2006

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EXHIBITS:

Exhibit A Shareholders Executing Voting and Support Agreement

Exhibit B Cash Escrow Agreement

Exhibit C Gardner, Carton & Douglas LLP Opinion

SELECTED SCHEDULES

Schedule A Current Assets

Schedule B Current Liabilities

Schedule B-1 B Deferred Revenue

Schedule C Balance Sheet Rules

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2006 (this “Agreement”), by and among Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), Business Objects Americas, a Delaware corporation (“Parent Americas”) and wholly owned subsidiary of Parent, Flagship Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent Americas (“Merger Sub”), Firstlogic, Inc., a Wisconsin corporation (the “Company”), and Ralph Bouma, Jr., acting solely as the “Shareholder Representative” referred to herein.
WITNESSETH:
     WHEREAS, the respective Boards of Directors of Parent, Parent Americas, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the shareholders of the Company set forth on Exhibit A and the Board Optionholders (as defined below) have entered into a Voting and Support Agreement, dated as of the date hereof (the “Voting and Support Agreements”), pursuant to which such shareholders and Board Optionholders have, among other things, agreed to vote in favor of the transactions contemplated hereby; have consented to the appointment of the Shareholder Representative pursuant to Section 3.1; have granted an option on the purchase of their shares of Company Common Stock (as defined below); and have agreed to be bound as of the Effective Time (as defined below) by the indemnification provisions set forth in Section 10.2 of this Agreement;
     WHEREAS, Parent Americas, the Company and each of the persons listed on Schedule 8.2(i) hereto have entered into an employment agreement or an employment and transition agreement (collectively, the “Employment Agreements”) to be in effect at the Effective Time (as defined below).
     WHEREAS, Parent, Parent Americas, the Shareholder Representative on behalf of each Shareholder and Board Optionholder of the Company immediately prior to the Effective Time (the “Effective Time Company Shareholders”) and U.S. Bank, National Association, a federally chartered bank (the “Escrow Agent”), have entered into an escrow agreement substantially in the form attached hereto as Exhibit B (the “Cash Escrow Agreement”) to be in effect at the Effective Time in order to satisfy any Losses (as defined below) suffered or reasonably expected to be suffered by the Parent Indemnified Parties (as defined below) prior to the 18 month anniversary of the Effective Time and to provide a potential payment to Parent Americas as a result of the Working Capital Adjustment (as defined below).
     WHEREAS, Parent, Parent Americas, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and
     WHEREAS, all capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in Article I hereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Parent Americas, Merger Sub, the Company and the Shareholder Representative hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
     “Acquisition Proposal” shall mean any proposal or offer made by any Person other than Parent and Parent Americas or any Subsidiary of Parent to acquire 15% or more of, or obtain an exclusive license to, the business or properties of the Company or any Company Subsidiary (other than pursuant to a license agreement for the Company’s products in the ordinary course of business) or acquire or obtain an option to acquire any capital stock of the Company or any Company Subsidiary, whether by merger, tender offer, exchange offer, sale of assets, exclusive license arrangements or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company.
     “Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such mentioned Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.
     “All-Inclusive Pro Rata Percentage” means, with respect to any Company Shareholder or holder of a Stock Option entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d), the quotient obtained (and expressed as a percentage) by dividing (x) the sum of (i) the number of shares of Company Common Stock outstanding at the Effective Time plus (ii) the number of shares of Company Common Stock issuable upon the exercise of Stock Options in respect of which Per Share Merger Consideration is payable, that are owned by such Company Shareholder or holder of a Stock Option entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d), as the case may be, by (y) the sum of (i) the aggregate number of shares of Company Common Stock outstanding at the Effective Time plus (ii) the number of shares of Company Common Stock issuable upon the exercise of Stock Options in respect of which Per Share Merger Consideration is payable, that are owned by all holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d).
     “Allocation Certificate” shall mean that certain certificate delivered to Parent and Parent Americas by the Company, which sets forth as of the Effective Time (i) for each Company Shareholder, the number of shares of Company Common Stock held of record, the estimated aggregate amount of cash payable to and percentage interest in the proceeds of the Merger, the estimated amount payable promptly after the Effective Time (in accordance with Section 2.9) and payable into the Escrow Fund (as defined in Section 2.8(c)), the estimated amount of cash payable to such Person in lieu of any fractional shares, the stock certificate numbers held by each such Person and such Person’s federal tax identification number to the extent such number is known, (ii) for each Board Optionholder, the number of shares of Company Common Stock issuable upon exercise of Stock Options immediately prior to the Effective Time, the aggregate exercise price of such Stock Options, the estimated aggregate amount of cash payable to and percentage interest in the proceeds of the Merger, the amount of cash payable promptly after the Effective Time and payable into the Escrow Fund, the amount of cash payable to such Person in lieu of any fractional shares, such Person’s federal tax identification number to the extent such number is known and (iii) for each holder of Stock Options, the number of shares of Company Common Stock issuable upon exercise of Stock Options immediately prior to the Effective Time, the aggregate exercise price of such Stock Option, the aggregate amount of cash payable to and percentage interest in the proceeds of the Merger and such person’s federal tax identification number if known.
     “Ancillary Agreements” shall mean the Voting and Support Agreements, the Cash Escrow Agreement, the Employment Agreements and any other agreements required in connection with the consummation of the Transactions.
     “Applicable Law” shall mean any law, regulation, rule, order, judgment or decree to which the Company, any Subsidiary of the Company or any of their assets is subject.
     “Applicable Rate” shall mean the interest rate for one-year U.S. Government treasury bills (constant maturities) as shown, from time to time, at the Federal Reserve website (http://www.federalreserve.gov/releases/h15/current).
     “Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
     “Balance Sheet” shall mean the most recent audited balance sheet of the Company and its consolidated Company Subsidiaries included in the Financial Statements.
     “Balance Sheet Date” shall mean the date of the Balance Sheet.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Board Optionholders” shall mean each of Hank Bonde, Iain Paterson, Ralph Bouma, Jr., Jan Eddy, Eric Lieberman, Randall Thompson, James Zierick and Paul Byrne.
     “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the States of Wisconsin and California are authorized or obligated to close.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified.
     “Company Common Stock” shall have the meaning set forth in Section 2.6(b) of this Agreement.

     “Company Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Parent and Parent Americas simultaneously with the execution hereof.
     “Company Group” means any affiliated group within the meaning of Section 1504 of the Code of which the Company or any Company Subsidiary is or has been a member.
     “Company Indemnified Parties” shall mean each of the Company Shareholders.
     “Company Intellectual Property” shall mean all Intellectual Property that (i) is owned or used in the Company’s or any Company Subsidiaries’ business or that is necessary to conduct the Company’s or any Company Subsidiaries’ business as presently conducted or as currently proposed to be conducted or (ii) was owned or had been used in the Company’s or any Company Subsidiaries’ business, is no longer used but has not been sold or transferred to a third party, including with respect to all Intellectual Property owned by the Company or any Company Subsidiary all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the Intellectual Property of the Company or any Company Subsidiary and the right to collect damages and proceeds therefrom.
     “Company IP Contract” shall mean the agreements listed in Sections 4.24(c), 4.24(k) and 4.24(l) of the Company Disclosure Schedule.
     “Company Shareholders” shall mean the holders of the Company’s Common Stock, other than the Parent and Parent Americas and their respective Affiliates.
     “Company Subsidiary” shall mean each Person which is a Subsidiary of the Company.
     “Computer Hardware” shall mean any computer hardware or peripheral device.
     “Confidentiality Agreement” shall mean that certain letter agreement dated December 15, 2005, between the Company and Parent.
     “Confidentiality Obligations” shall mean any confidentiality obligations set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, including the Confidentiality Agreement.
     “Copyrights” shall mean, as they exist anywhere in the world, copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights.
     “Current Assets” shall mean, as of any date, the consolidated current assets of the Company and the Company Subsidiaries determined in accordance with GAAP, which current assets shall include only the line items set forth on Schedule A under the heading “Current Assets” and no other current assets.
     “Current Liabilities” shall mean, as of any date, the consolidated current liabilities of the Company and the Company Subsidiaries (other than Deferred Revenue) determined in accordance with GAAP which current liabilities shall include only the line items set forth on Schedule B under the heading “Current Liabilities” and no other current liabilities.
     “Defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity; provided, however, that with regard to software products, Defect shall mean the failure of the programming to perform as warranted or otherwise described in the concomitant standard user or technical document for it.
     “Deferred Revenue” shall mean, as of any date, the consolidated deferred revenue of the Company and the Company Subsidiaries determined in accordance with GAAP, which deferred revenue shall include only the line items set forth on Schedule B-1 under the heading “Deferred Revenue” and no other deferred revenue.
     “DOJ” shall mean the Antitrust Division of the United States Department of Justice.
     “Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.
     “Environmental Claim” shall mean any Liability, claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties arising out of or relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, now or in the past, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any exposure of any Person to a Material of Environmental Concern.
     “Environmental Law” shall mean each Law, Permit or agreement with any Governmental Entity relating to a Material of Environmental Concern, including without limitation those relating to (i) pollution or to protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, (ii) emissions, discharges, releases or threatened releases of Materials of Environmental Concern, (iii) exposure to, or the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether aboveground or underground), disposal, transport or other handling of Materials of Environmental Concern, or (iv) the preservation of the environment or mitigation of adverse effects thereon and including each Law, permit or agreement with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.
     “Excluded Liabilities” shall mean any and all liabilities of the Company or any Company Subsidiary resulting from or arising out of any misclassification of any employees of the Company or any Company Subsidiary as exempt or non-exempt.
     “Expenses” shall mean any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).
     “Federal Income Tax” means any Tax imposed under Subtitle A of the Code.
     “Final Determination” shall mean (i) with respect of Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD, and (ii) with respect to Taxes other than Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
     “Financial Statements” shall mean (a) the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31 in each of the years 2001 through 2004, together with consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended, and the financial statement notes related thereto, all certified by either Ernst & Young LLP, independent certified public accountants, or other independent certified public accountants reasonably acceptable to Parent and Parent Americas whose reports thereon are included therein, and (b) an unaudited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2005 and unaudited consolidated statements of income, shareholders’ equity and cash flows for the year then ended.
     “FTC” shall mean the United States Federal Trade Commission.
     “GAAP” shall mean United States generally accepted accounting principles consistently applied, as in effect on the date hereof.
     “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or any Person owned or controlled by any of the foregoing.
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations promulgated thereunder.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (v) all obligations in respect of acceptances issued or created, (vi) all liabilities secured by any lien on any property, (vii) all guarantee obligations, (viii) all interest rate and currency swaps, collars, caps and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency and (ix) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases.
     “Intellectual Property” shall mean all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks and IP Licenses and any tangible embodiments of any of the foregoing rights.
     “Internet Assets” shall mean, as they exist anywhere in the world, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.
     “IP Licenses” shall mean all licenses, sublicenses, distributor agreements, development agreements, research agreements, consent to use agreements, covenants not to sue and permissions, including without limitation, the right to (i) receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks and (ii) copy and/or distribute Third Party Software and databases.
     “Knowledge of the Company or “Company’s Knowledge” concerning a particular subject, area or aspect of the Company’s business or affairs shall mean the knowledge of Art Petty, Jack Kalander, Frank Davis, Joe Zurawski, Bill Green, Lou Peduto, Steve Varsalona, Eric Lieberman and Paul Byrne after due inquiry.
     “Leased Real Property” shall mean the leasehold interests held by the Company or any Company Subsidiaries under the Real Property Leases.
     “Letter of Intent” shall mean that certain letter of intent, dated December 15, 2005, as amended, by and between Parent and the Company.
     “Liabilities” shall mean the debts, liabilities, claims, security interests, Encumbrances, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of the Company or the Company Subsidiaries.
     “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), claim, limitation in voting rights, other encumbrances of any nature or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

     “Losses” shall mean any and all losses, costs, claims, assessments, obligations, liabilities, settlement payments, interest, other carrying costs, diminution in value, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges (in each case net of insurance proceeds received from insurance policies held by the Company at the Effective Time in connection with any such Loss).
     “Material Adverse Effect” or “Material Adverse Change” shall mean, with respect to any Person, any event, change, circumstance or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to (i) the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement and the Ancillary Agreements and to consent to the Transactions contemplated hereby and thereby, including, without limitation, the Merger other than for (i) and (ii) any event, change, circumstance or effect relating (A) to the economy or financial markets in general or (B) in general to the industries in which such Person operates.
     “Materials of Environmental Concern” shall mean (a) any chemical, material or substance, which is regulated, prohibited, limited or required under any Law as a danger to human health or the environment, including petroleum or petroleum products, radioactive materials, regulated asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “pollutants”, “toxic pollutants”, “contaminants”, or words of similar import under any Law.
     “Net Working Capital” shall mean, at any date the difference between the Current Assets and Current Liabilities all as of such date as defined in accordance with GAAP and the Balance Sheet Rules set forth in Schedule C attached hereto.
     “Ordinary Course of Business” shall mean, an action that (i) is recurring in nature, (ii) consistent with the Company’s or any Company Subsidiaries’ past practices and (iii) is taken in the ordinary course of the Company’s or any Company Subsidiaries’ normal day to day operations.
     “Parent Indemnified Parties” shall mean each of Parent, Parent Americas and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons.
     “Patents” shall mean, as they exist anywhere in the world, patents, patent renewals and renewal rights, extension patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation.

     “Per Share Merger Consideration” shall mean the quotient (expressed as a dollar amount) obtained by dividing (x) $57,500,000 by (y) the sum of (i) the number of shares of Company Common Stock outstanding at the Effective Time plus (ii) the number of shares of Company Common Stock issuable upon exercise of outstanding Stock Options entitled to receive consideration pursuant to Section 2.6(d) of this Agreement at the Effective Time, determined using the Treasury Method; provided, that such quotient shall be subject to adjustment as provided in Section 2.7 of this Agreement.
     “Permits” shall mean permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.
     “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
     “Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance plan, fund or program and each other “welfare plan” (within the meaning of Section 3(1) of ERISA); each profit-sharing or stock bonus plan, fund or program; each “pension plan” (within the meaning of Section 3(2) of ERISA); each employment, consulting, change in control, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is a party or has or could have any liability, direct or indirect, absolute or contingent, whether written or oral, for the benefit of any officer, director, employee or former employee of the Company, any ERISA Affiliate or any Company Subsidiary.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the close of business on the Closing Date.
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the close of business on the Closing Date.
     “Product” shall mean any product, component, library or directory designed, developed, duplicated, shipped, sold, marketed, licensed, sublicensed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, or any agent of the Company, including any product sold in the United States by the Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a manufacturer.
     “Pro Rata Percentage” means with respect to any Company Shareholder or Board Optionholder, the quotient obtained (and expressed as a percentage) by dividing (x) the sum of (i) the number of shares of Company Common Stock outstanding at the Effective Time plus (ii) the number of shares of Company Common Stock issuable upon exercise of Stock Options in respect of which Per Share Merger Consideration is payable, that are owned by such Company Shareholder or Board Optionholder, as the case may be, by (y) the sum of (i) the aggregate number of shares of

Company Common Stock outstanding at the Effective Time plus (ii) the number of shares of Company Common Stock issuable upon exercise of Stock Options in respect of which Per Share Merger Consideration is payable, that are owned by all Company Shareholders (other than the Parent, Parent Americas and their Affiliates) and all Board Optionholders.
     “Representative” shall mean any officer, director, employee, agent, advisor or consultant of a Person.
     “Self-Help Mechanism” shall mean any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time, upon the occurrence of a defined event(s) or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.
     “Software” shall mean, as they exist anywhere in the world, computer software programs, including, without limitation, all source code as fully commented source code as exists, object code, specifications, components, libraries, directories, designs and documentation related thereto, definitions of files, fields of files, variables, details, parameters, installation and maintenance specifications, inputs and outputs (including codes and acronyms), program descriptions, file descriptions, formats and layouts, report descriptions and layouts, screen descriptions and layouts, graphical and non-graphical user interfaces, input documents, data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and protection rules, telecommunications requirements, glossaries and manual procedures with respect to the aforesaid computer programming. Software shall include, without limitation, derivative works, customizations, supplemental works, interim works, works in progress and all other works and attendant Intellectual Property , and portions thereof, with respect to the Software, whether or not fixed in a tangible medium of expression, all moral rights, with respect to all computer platforms and configurations known or unknown (e.g., PC, midrange, LAN, WAN, client server, mini, mainframe), all APIs, DLLs and other programming by which the Software integrates or communicates with other software and/or hardware/equipment, together with all Documentation. “Documentation” shall mean all concomitant installation, technical, functional or user documentation or specifications related to the foregoing, regardless of the media on which the Documentation is contained. Notwithstanding anything herein to the contrary, “Software” licensed by the Company or any Company Subsidiary from Third Parties only includes the foregoing materials to the extent in the possession of the Company or any Company Subsidiary.
     “Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
     “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement which would result in a Person (or in the case of a direct merger between a Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, which the Board of Directors of the Company (acting by a majority of the entire board) determines in its good faith judgment (after consultation with its independent financial advisors and independent legal counsel) taking into account all relevant aspects of the Acquisition Proposal, that (i) such Acquisition Proposal is more favorable from a financial point of view to the Company Shareholders than this Agreement, (ii) the conditions to the consummation of such Acquisition Proposal are reasonably capable of being satisfied promptly and (iii) financing for such transaction, to the extent required, is then committed.
     “Tax” or “Taxes” shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto or attributable to any failure to comply with any requirement regarding Tax Returns) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.
     “Tax Benefit” with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person without regard to such event or adjustment over the Tax liability of such Person taking into account such event or adjustment, with all other circumstances remaining unchanged.
     “Tax Cost” with respect to any event adjustment for any Person means the positive excess, if any, of the Tax liability of such Person taking such event or adjustment into account over the Tax liability of such Person without regard to such event or adjustment, with all other circumstances remaining unchanged.
     “Tax Return” shall mean any return (including estimated returns), report, information return, statement, declaration, claim for refund, election, disclosure or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Governmental Entity in connection with any determination, assessment or collection of any Tax (collectively, “returns”) and any schedule or attachment thereto or amendment thereof.
     “Taxing Authority” shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.
     “Third Party” shall mean any Person other than the Company, Parent, Parent Americas, Merger Sub or any of their respective Affiliates.
     “Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

     “Trade Secrets” shall mean, as they exist anywhere in the world, trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).
     “Trademarks” shall mean, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.
     “Transactions” shall mean all the transactions provided for or contemplated by the Cash Escrow Agreement, the Employment Agreements, the Voting and Support Agreements or this Agreement, including the Merger.
     “Transfer Tax” or “Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto.
     “Treasury Method” means the treasury stock method which assumes that all outstanding “in the money” Stock Options are exercised, with the proceeds from such exercises being used to purchase as many shares of Company Common Stock as possible.
     “Unauthorized Code” shall mean any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access; or to disable, erase, or otherwise harm any computer, systems, data or other electronically stored records or files or Software.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in Article VIII hereof, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) of the Merger and shall become a wholly owned subsidiary of Parent Americas.
     Section 2.2 Closing; Effective Time. Unless this Agreement shall have terminated and the transactions contemplated in the Agreement shall have been abandoned pursuant to Article IX hereof, and if the Agreement has not been terminated pursuant to Article IX hereof, subject to the fulfillment or waiver of all of the conditions contained in Article VIII hereof, on the later of (i) April 3, 2006 or (ii) a date within five (5) Business Days following the satisfaction of all of the conditions contained in Article VIII hereof (other than those conditions which by their terms are to be satisfied at the Closing (as defined below)), a closing (the “Closing”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304 (or such other place as the parties may agree). The date on which the Closing is actually held is referred to herein as the “Closing Date.” On the Closing Date, Parent, Parent Americas, Merger Sub and the Company shall cause the Merger to be consummated by filing articles of merger with the Wisconsin Department of Financial Institutions (the “Wisconsin Department”) (the “Articles of Merger”), and the Articles of Merger shall have been executed in accordance with the relevant provisions of the WBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Wisconsin Department, or at such other time as Merger Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
     Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Articles of Merger and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     Section 2.4 Certificate of Incorporation; Bylaws.
          (a) At and after the Effective Time, the articles of incorporation of the Surviving Corporation, subject to the provisions of Section 6.7, shall be amended and restated in its entirety to be identical to the articles of incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, until amended in accordance with the WBCL, except that the name of the Surviving Corporation shall be “Firstlogic Inc.” (or such other name as the parties mutually agree).
     (b) At and after the Effective Time, the bylaws of the Surviving Corporation, subject to the provisions of Section 6.7, shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time until amended in accordance with the WBCL, except that the name of the Surviving Corporation shall be “Firstlogic Inc.”
     Section 2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

     Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent Americas, Merger Sub, the Company or the holders of any of Company’s securities:
          (a) Merger Sub Common Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.
          (b) Company Common Stock. Each share of common stock, no par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted by virtue of the Merger and without any action on the part of the holder thereof into the right to receive the Per Share Merger Consideration without interest thereon, upon surrender of the certificates representing such shares of Company Common Stock as provided in Section 2.9. For the avoidance of doubt the aggregate amount payable by Parent Americas to the Company Shareholders pursuant to this Section 2.6(b) and to the holders of Stock Options entitled to receive consideration pursuant to Section 2.6(d) shall be equal to $57,500,000 (the “Aggregate Merger Consideration”). The amount of the Per Share Merger Consideration and Aggregate Merger Consideration shall be subject to adjustment as provided in Section 2.7, and the Aggregate Merger Consideration and the Per Share Merger Consideration payable to the Company Shareholders and the holders of Stock Options shall be subject to the escrow holdback as provided in Section 2.8.
          (c) Cancellation of Shares. Each share of Company Common Stock issued and outstanding and owned by Parent, Parent Americas, Merger Sub or any other Subsidiary or Affiliate of Parent, Parent Americas or Merger Sub or shares of Company Common Stock that are owned by the Company and in each case not held on behalf of third parties (collectively, “Excluded Shares”) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.
          (d) Company Stock Options. Immediately prior to the Effective Time, each outstanding option, warrant or other right to purchase Company Common Stock (each such right, a “Stock Option”), including but not limited to options to purchase shares of Company Common Stock granted under the Company’s existing stock option plan (the “Company Stock Option Plan”), whether or not exercisable or vested, shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be cancelled in consideration of a cash payment (the “Option Consideration”) equal to (a) the excess, if any, of (x) the Per Share Merger Consideration, as adjusted pursuant to this Article II, over (y) the per share exercise price of such Stock Option, multiplied by (b) the number of unexercised shares subject to such Stock Option. All payments of Option Consideration shall be subject to applicable withholding. Stock Options with an exercise price equal to or greater than the Per Share Merger Consideration as adjusted and finally determined pursuant to this Article II will be cancelled without any consideration. Parent Americas shall reduce the aggregate Option Consideration paid to the holders of Stock Options based upon their respective All-Inclusive Pro Rata Percentage of the escrow holdback provided for in Section 2.8. Prior to the Effective Time, the Company shall take or cause to be taken such actions as are required (including providing any necessary notices) to cause (i) the Company Stock Option Plan to terminate as of the Effective Time and (ii) the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company to be deleted as of the Effective Time. All administrative and other rights and authorities granted under any Plan to the Company, the Board of Directors or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.
          (e) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who demands and perfects such holder’s right for appraisal of such shares in accordance with the WBCL (“Dissenting Shares”), if any, shall not be converted into the Per Share Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the WBCL. The Company shall provide the Company Shareholders with any notices required under the WBCL with respect to dissenter’s or appraisal rights arising under the WBCL and shall give Parent and Parent Americas prompt notice of any demand received by the Company to require the Company to purchase shares of Company Common Stock, and Parent and Parent Americas shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent and Parent Americas, or as required under the WBCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of the WBCL, becomes entitled to payment of the fair value for shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If any Dissenting Shares shall lose their status as Dissenting Shares, Parent Americas shall issue and/or deliver, upon surrender by such shareholder of certificates representing shares of Company Common Stock, the Per Share Merger Consideration to which such shareholder would otherwise be entitled under this Section 2.6.
          (f) Allocation of Per Share Merger Consideration. At least five days prior to the Closing Date, the Company shall deliver to Parent and Parent Americas a draft of the Allocation Certificate, and shall provide a final Allocation Certificate, signed by its Chief Financial Officer and Chief Executive Officer at the Closing. Parent and Parent Americas shall be entitled to rely on such final Allocation Certificate in connection with the payment of the Per Share Merger Consideration in accordance with Sections 2.7 and 2.9. The Shareholder Representative shall update the Allocation Certificate and deliver such updated Allocation Certificate to Parent and Parent Americas on or prior to the date that the payments contemplated by Sections 2.7(f) and 2.7(g) are requested to be made by Parent Americas.
     Section 2.7 Merger Consideration Adjustment
          (a) At least five days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent and Parent Americas for and on behalf of the Effective Time Company Shareholders and the holders of Stock Options a certificate from its Chief Financial Officer attaching, (i) the consolidated balance sheet of the Company and the Company Subsidiaries as of each of December 31, 2005 and January 31, 2006 and the final or a good faith estimate of the anticipated consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on each of February 28, 2006 and March 31, 2006 (collectively, the “Estimated Adjustment Balance Sheet”), prepared in accordance with GAAP and in accordance with the balance sheet rules attached hereto as Schedule C (the “Balance Sheet Rules”) and (ii) a statement which sets forth as of each of as of each of December 31, 2005 and January 31, 2006 and the final or a good faith estimate of the anticipated Deferred Revenue of the Company and the Company Subsidiaries as of the close of business on the February 28, 2006 and March 31, 2006 (collectively, the “Estimated Deferred Revenue Statement”), prepared in accordance with GAAP and in accordance with the Balance Sheet Rules. The foregoing certificate and the Estimated Adjustment Balance Sheet shall be accompanied by a statement (the “Estimated Statement of Net Working Capital”) setting forth the Company’s calculations of the actual or estimated Net Working Capital of the Company and the Company Subsidiaries as of each of December 31, 2005, January 31, 2006, February 28, 2006 and March 31, 2006 (collectively, the “Measurement Dates”). The sum of (i) the actual or estimated Net Working Capital as of each of the Measurement Dates divided by (ii) four (4) shall be referred to herein as the “Estimated Average Net Working Capital”. The foregoing certificate and the Estimated Deferred Revenue Statement shall include the Company’s calculation of the actual or estimated Deferred Revenue of the Company and the Company Subsidiaries as of each of the Measurement Dates. The sum of (i) the actual or estimated Deferred Revenue of the Company and the Company Subsidiaries for each of the Measurement Dates divided by (ii) four (4) shall be referred to herein as the “Estimated Average Deferred Revenue”.
          (b) If the Estimated Average Net Working Capital is (A) greater than $4,655,973, Parent Americas shall pay the Effective Time Company Shareholders and the holders of Stock Options, the amount of such excess in cash on the Closing Date in immediately available funds, and the Aggregate Merger Consideration will be deemed increased by such excess and the Per Share Merger Consideration will be increased by an amount equal to the quotient obtained by dividing (x) such excess amount by (y) the aggregate number of shares of Company Common Stock (determined by adding (i) the number of shares of Company Common Stock outstanding at the Effective Time, plus (ii) the number of shares of Company Stock issuable upon exercise of outstanding Stock Options as of the Closing Date determined using the Treasury Method, after giving effect to such increase in the Per Share Merger Consideration contemplated by this Section 2.7(b)), outstanding on the Closing Date or (B) less than $4,655,973, Parent Americas shall reduce the Aggregate Merger Consideration by the amount of such shortfall and the Per Share Merger Consideration shall be reduced pro rata by an amount equal to the quotient obtained by dividing (x) such shortfall amount by (y) the aggregate number of shares of Company Common Stock (determined by adding (i) the number of shares of Company Common Stock outstanding at the Effective Time, plus (ii) the number of shares of Company Stock issuable upon exercise of outstanding Stock Options as of the Closing Date determined using the Treasury Method, after giving effect to such decrease in the Per Share Merger Consideration contemplated by this Section 2.7(b)), outstanding on the Closing Date. The Escrow Agent shall make a distribution of any assets received pursuant to this Section 2.7 to all Effective Time Company Shareholders and all holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d) of this Agreement based on their respective All-Inclusive Pro Rata Percentage.
          (c) If the Estimated Average Deferred Revenue is greater than $16,831,692, the Aggregate Merger Consideration will be reduced by the amount of such excess and the Per Share Merger Consideration will be reduced by an amount equal to the quotient obtained by dividing (x) such excess amount by (y) the aggregate number of shares of Company Common Stock (determined by adding (i) the number of shares of Company Common Stock outstanding at the Effective Time, plus (ii) the number of shares of Company Stock issuable upon exercise of outstanding Stock Options as of the Closing Date determined using the Treasury Method, after giving effect to such decrease in the Per Share Merger Consideration contemplated by this Section 2.7(c)), outstanding on the Closing Date.
          (d) Within ninety (90) days after the Closing Date, Parent Americas shall cause to be prepared and delivered to the Shareholder Representative (as defined in Section 3.1(a)), for and on behalf of the Effective Time Company Shareholders and the holders of Stock Options, (i) a consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on each of the Measurement Dates (the “Final Adjustment Balance Sheet”), prepared in accordance with GAAP and in accordance with the Balance Sheet Rules and reviewed by Parent’s and Parent Americas’ accounting firm and (ii) a statement of the Deferred Revenue of the Company and the Company Subsidiaries as of the close of business on each of the Measurement Dates (the “Final Deferred Revenue Statement”), prepared in accordance with GAAP and in accordance with the Balance Sheet Rules. The Proposed Adjustment Balance Sheet shall be accompanied by a statement (the “Final Statement of Net Working Capital”) setting forth Parent’s and Parent Americas’ calculations of the Net Working Capital of the Company and the Company Subsidiaries as of the each of the Measurement Dates and the sum of such Net Working Capital amounts divided by four (4) (the “Final Average Net Working Capital”). The Proposed Deferred Revenue Statement shall include Parent’s and Parent Americas’ calculation of the Deferred Revenue of the Company and the Company Subsidiaries as of the each of the Measurement Dates and the sum of such Deferred Revenue amounts divided by four (4) (the “Final Average Deferred Revenue”).
          (e) The Final Adjustment Balance Sheet, the Final Deferred Revenue Statement and the Final Statement of Net Working Capital shall be subject to review by the Shareholder Representative, which review shall be completed by the Notice of Disagreement Deadline (as defined below). If the Shareholder Representative in good faith disagrees with the Final Adjustment Balance Sheet, the Final Statement of Net Working Capital or the Final Deferred Revenue Statement, then the Shareholder Representative shall notify Parent in writing (the “Notice of Disagreement”) of such disagreement within thirty (30) days after delivery of the Final Adjustment Balance Sheet, the Final Statement of Net Working Capital and the Final Deferred Revenue Statement to the Shareholder Representative (the “Notice of Disagreement Deadline”). The Notice of Disagreement shall set forth in reasonable detail the specific items and/or amounts that it disagrees with, and the basis for the disagreement. Any failure to deliver a valid Notice of Disagreement on or prior to the Notice of Disagreement Deadline shall constitute the Shareholder Representative’s approval of (i) the Final Average Net Working Capital as set forth in either the Final Adjustment Balance Sheet or the Final Statement of Net Working Capital and (ii) the Final Average Deferred Revenue, as set forth in the Final Deferred Revenue Statement. The Notice of Disagreement shall not be subject to any further amendment or revision after the Notice of Disagreement Deadline. In addition, in the event that the Shareholder Representative delivers a valid Notice of Disagreement pursuant to this Section 2.7(e), Parent and Parent Americas shall be entitled, not later than ten (10) days following the receipt of the Notice of Disagreement, to provide a statement setting forth the basis of Parent’s and Parent Americas’ disagreement with either the items in dispute or the basis for such dispute set forth in the Notice of Disagreement (the “Response Notice”). Thereafter, Parent, Parent Americas and the Shareholder Representative shall attempt in good faith to resolve and finally determine the Final Adjustment Balance Sheet, the Final Average Net Working Capital, the Final Deferred Revenue Statement or the Final Average Deferred Revenue, as the case may be. If Parent and Parent Americas, on the one hand, and the Shareholder

Representative, on the other hand, are unable to resolve the disagreement within twenty (20) days after delivery of the Response Notice, then Parent Americas and the Shareholder Representative shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the “Independent Accountant”) to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Parent, Parent Americas and the Shareholder Representative within thirty (30) days after such selection or as soon as such Independent Accountant can practically make its determination. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, the Response Notice (if any) and the recalculation, if any, of the Final Adjustment Balance Sheet, the Final Average Net Working Capital, the Final Deferred Revenue Statement or the Final Average Deferred Revenue, as applicable, in accordance with GAAP and the Balance Sheet Rules in light of such resolution. The Independent Accountants shall not consider any other submissions and may not receive or take any testimony (oral or otherwise) on any such disagreements but may make such inquiries of the parties as it deems necessary. The fees, costs and expenses of Parent Americas in connection with the preparation of the Final Adjustment Balance Sheet, the Final Statement of Net Working Capital and the Final Deferred Revenue Statement shall be borne by Parent Americas. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 2.7(e) shall be shared equally by Parent Americas, on the one hand, and the Shareholder Representative, for and on behalf of the Effective Time Company Shareholders, on the other hand. The amount of any fees, costs and expenses of the Independent Accountant for which the Company Shareholders are responsible may be paid to Parent Americas by releasing such amount from the Escrow Funds; provided, however, that the right to release any such amounts from the Escrow Funds shall be subordinated to any claim that Parent Americas may have with respect to the Escrow Funds.
          (f) If the Final Average Net Working Capital is (i) greater than the Estimated Average Net Working Capital, the Aggregate Merger Consideration will be deemed increased by such excess and the Per Share Merger Consideration will be increased by an amount equal to the quotient obtained by dividing (x) such excess amount by (y) the aggregate number of shares of Company Common Stock (determined by adding (i) the number of shares of Company Common Stock outstanding at the Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon exercise of outstanding Stock Options as of the Closing Date, determined using the Treasury Method, after giving effect to such increase in the Per Share Merger Consideration contemplated by this Section 2.7(f)), outstanding on the Closing Date and the Parent Americas shall pay the Shareholder Representative, for and on behalf of the Effective Time Company Shareholders and the holders of Stock Options who are entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d) to be distributed based on their respective All- Inclusive Pro Rata Percentage in accordance with an updated Allocation Certificate delivered by the Shareholder Representative, the amount of such excess, plus interest on such amount from the Closing Date until the date of payment of such amount calculated at the Applicable Rate, in cash within ten (10) days of the final determination of the Final Average Net Working Capital pursuant to Section 2.7(e) or (ii) is less than the Estimated Average Net Working Capital, the Effective Time Company Shareholders and holders of Stock Options shall pay Parent Americas the amount of such shortfall, plus interest on such amount from the Closing Date until the date of payment of such amount calculated at the Applicable Rate, by directing that amount to be released from the cash being held in escrow as contemplated under Section 2.8 hereof within ten (10) days of the final determination of the Final Average Net Working Capital pursuant to Section 2.7(e).
          (g) If the Final Average Deferred Revenue is greater than the Estimated Average Deferred Revenue, the Aggregate Merger Consideration will be deemed decreased by such excess and the Per Share Merger Consideration will be decreased by an amount equal to the quotient obtained by dividing (x) such excess amount by (y) the aggregate number of shares of Company Common Stock (determined by adding (i) the number of shares of Company Common Stock outstanding at the Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon exercise of outstanding Stock Options as of the Closing Date, determined using the Treasury Method, after giving effect to such decrease in the Per Share Merger Consideration contemplated by this Section 2.7(g)), outstanding on the Closing Date and the Effective Time Company Shareholders and the holders of Stock Options shall pay Parent Americas the amount of such excess, plus interest on such amount from the Closing Date until the date of payment of such amount calculated at the Applicable Rate, by directing that amount to be released from the cash being held in escrow as contemplated under Section 2.8 hereof within ten (10) days of the final determination of the Final Average Deferred Revenue pursuant to Section 2.7(e).
     Section 2.8 Escrow. Notwithstanding any other provision of this Agreement to the contrary, at the Closing:
          (a) $8,400,000.00 of the Aggregate Merger Consideration (and, consequently, a pro rata portion of the Per Share Merger Consideration allotted based upon Pro Rata Percentage) to be paid to the Effective Time Company Shareholders pursuant to Section 2.6(b) and Section 2.6(d) shall not be distributed to such Effective Time Company Shareholders but shall instead be deposited by Parent Americas with the Escrow Agent, which shall be held by the Escrow Agent to satisfy certain indemnification claims made by Parent Americas or Parent pursuant to Section 10.2(a) and Section 7.2 of this Agreement (the “Indemnity Escrow Fund”) for the time periods specified in the escrow agreement to be entered into at Closing in substantially the form of Exhibit B attached hereto (the “Cash Escrow Agreement”), and distributed in accordance with the terms thereof. Each Effective Time Company Shareholder shall be deemed to be contributing its respective Pro Rata Percentage of the Indemnity Escrow Fund as specified in the Allocation Certificate and, for the avoidance of doubt, neither Parent Americas (as the owner of Excluded Shares) nor any holder of Stock Options (other than the Board Optionholders) shall contribute any portion of the Indemnity Escrow Fund;
          (b) $3,100,000.00 of the Aggregate Merger Consideration (and, consequently, a pro rata portion of the Per Share Merger Consideration) to be paid to the Effective Time Company Shareholders and the holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(b) and Section 2.6(d) shall not be distributed to such Effective Time Company Shareholders or holders of Stock Options but shall instead be deposited by Parent Americas with the Escrow Agent, which shall be held by the Escrow Agent solely for the payment of any shortfall amounts by the Effective Time Company Shareholders and the holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.7 of this Agreement (the “Adjustment Escrow Fund”) for the time periods specified in the Cash Escrow Agreement, and distributed in accordance with the terms thereof. Each Effective Time Company Shareholder and each holder of a Stock Option entitled to receive the Per Share Merger

Consideration shall be deemed to be contributing its respective All-Inclusive Pro Rata Percentage of the Adjustment Escrow Fund as specified in the Allocation Certificate and, for the avoidance of doubt, Parent Americas (as the owner of Excluded Shares) shall not contribute any portion of the Adjustment Escrow Fund. Notwithstanding anything to the contrary contained in this Section 2.8(b), the difference between (x) $3,100,000 and (y) all amounts payable to Parent Americas out of the Adjustment Escrow Funds pursuant to Sections 2.7(f) and/or 2.7(g) of this Agreement shall be released to the Shareholder Representative to be distributed to the Effective Time Company Shareholders and the holders of Stock Options entitled to receive the Per Share Merger Consideration based on their respective All-Inclusive Pro Rata Percentage in accordance with the Allocation Certificate, upon the final determination of the Final Average Net Working Capital pursuant to Section 2.7(e); and
          (c) $200,000 of the Aggregate Merger Consideration (and, consequently, a pro rata portion of the Per Share Merger Consideration) to be paid to the Effective Time Company Shareholders and the holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(b) and Section 2.6(d) shall not be distributed to such Effective Time Company Shareholders or holders of Stock Options entitled to receive the Per Share Merger Consideration but shall instead be deposited by Parent Americas with the Escrow Agent, which shall be held by the Escrow Agent and be available solely to pay the fees and expenses incurred or charged by the Shareholder Representative in accordance with Article III of this Agreement (the “Expense Fund” and, together with the Indemnity Escrow Fund and the Adjustment Escrow Fund, collectively, the “Escrow Fund”) for the time periods specified in the Cash Escrow Agreement, and distributed in accordance with the terms thereof. Each Effective Time Company Shareholder and each holder of a Stock Option entitled to receive the Per Share Merger Consideration shall be deemed to be contributing its respective All-Inclusive Pro Rata Percentage of the Expense Fund as specified in the Allocation Certificate and, for the avoidance of doubt, Parent Americas (as the owner of Excluded Shares) shall not contribute any portion of the Expense Fund or have any rights or claims with respect thereto.
     Section 2.9 Payment for Company Common Stock and Stock Options.
          (a) Prior to the Effective Time, Parent Americas shall make available to a bank or trust company designated by Parent Americas and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments pursuant to Section 2.6(b) hereof on a timely basis to Effective Time Company Shareholders (other than holders of Excluded Shares) that are issued and outstanding immediately prior to the Effective Time minus the amount of the Escrow Funds allocable to the Effective Time Company Shareholders and the holders of Stock Options pursuant to Section 2.8 (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. Parent Americas shall pay all fees and expenses of the Paying Agent.
          (b) As soon as reasonably practicable after the Effective Time but in no event later than 10 Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each Effective Time Company Shareholder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), a form of letter of transmittal (each a “Letter of

Transmittal”) which shall, among other things, (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, (B) expressly appoint the Shareholder Representative in the capacity set forth in this Agreement, and the Cash Escrow Agreement, (C) include an acknowledgment by each Effective Time Company Shareholder that the indemnification provisions and procedures in this Agreement and the Cash Escrow Agreement are binding on such Effective Time Company Shareholder, (D) include a customary release of claims against Parent and Parent Americas, the Company, the Shareholder Representative and the Surviving Corporation, including a release with respect to the allocation of the Aggregate Merger Consideration among the Effective Time Company Shareholders, (E) shall contain such other provisions as Parent Americas or the Shareholder Representative may reasonably specify and (F) contain customary instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such Letter of Transmittal duly executed and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall promptly be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.12 hereof and subject to pro rata reduction for the Escrow Funds pursuant to Section 2.8) equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Per Share Merger Consideration, and each such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment (A) pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.3(b), each Certificate (other than Certificates representing Excluded Shares and Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Per Share Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate.
          (c) As soon as reasonably practicable after the Effective Time but in no event later than 10 Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder, as of the Effective Time, of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d) of this Agreement (other than Board Optionholders), a form of letter of transmittal (each a “Stock Option Letter of Transmittal”) which shall, among other things, (A) include a customary release of claims against Parent, Parent Americas, the Shareholder Representative, the Company and the Surviving Corporation, (B) contain such other provisions as Parent Americas may reasonably specify and (C) contain customary instructions for use in effecting the cancellation of such Stock Options and the receipt of payment by the holders of Stock Options who are entitled to receive payment therefor pursuant to Section 2.6(d) of this Agreement. Following delivery to the Paying Agent of the Stock Option Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, the holder of such Stock Options, if entitled to receive payment for such Stock Options pursuant to Section 2.6(d), shall promptly be paid in cash for such Stock Options as set forth in Section 2.6(d) (subject to adjustment pursuant to Section 2.7, any applicable withholding tax as specified in Section 2.12 and a holdback for such holder’s Pro Rata Percentage or All-Inclusive Pro Rata

Percentage, as applicable, of the Escrow Funds pursuant to Section 2.8.) From and after the Effective Time, each Stock Option shall represent for all purposes solely the right to receive, the payment (if any) set forth in Section 2.6(d) of this Agreement.
          (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such affidavit, the applicable Per Share Merger Consideration (less the pro rata amount of the Escrow Funds) with respect to the shares of Company Common Stock formerly represented by such Certificate.
          (e) Any portion of the aggregate Per Share Merger Consideration made available to the Paying Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent Americas upon demand. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for one (1) year after the Effective Time shall be repaid to Parent Americas. Any Effective Time Company Shareholder or holders of Stock Options immediately prior to the Effective Time who have not complied with Sections 2.9(b) and (c) and this Section 2.9(e) hereof prior to the end of such one (1) year period shall thereafter look only to Parent Americas (subject to abandoned property, escheat or other similar Law) but only as general creditors thereof for payment of their claim for the Per Share Merger Consideration, without any interest thereon, upon due surrender of the Certificates held by them. Neither Parent, Parent Americas, the Shareholder Representative, the Surviving Corporation nor the Paying Agent, shall be liable to any Effective Time Company Shareholders or holders of Stock Options immediately prior to the Effective Time for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
     Section 2.10 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur, by reason of (x) any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of such shares of Company Common Stock, or (y) any stock dividend thereon with a record date during such period, the Per Share Merger Consideration and Option Consideration shall be appropriately adjusted; provided, however, that the Aggregate Merger Consideration shall not be adjusted other than pursuant to Section 2.7 hereof.
     Section 2.11 No Further Ownership Rights in Company Common Stock or Stock Options. The Per Share Merger Consideration and Option Consideration delivered upon the surrender for exchange of each share of Company Common Stock or Stock Options, respectively, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to each such shares of Company Common Stock or Stock Options, as the case may be, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Stock Options, as the case may be, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     Section 2.12 Withholding Rights. Each of the Surviving Corporation and Parent Americas shall be entitled, or shall be entitled to cause the Paying Agent, to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Stock Options such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law or under any other applicable law. To the extent that amounts are so withheld by the Surviving Corporation, Parent Americas or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Effective Time Company Shareholder or the holder of Stock Options, as the case may be, in respect to which such deduction and withholding was made by the Surviving Corporation, Parent Americas or the Paying Agent, as the case may be.
ARTICLE III
SHAREHOLDER REPRESENTATIVE
     Section 3.1 Shareholder Representative.
          (a) Appointment of Shareholder Representative. Upon approval of the Merger by the Company Shareholders, each of the Effective Time Company Shareholders and each holder of Stock Options shall be deemed to have constituted and appointed, effective from and after the date of such approval of the Merger, Ralph Bouma, Jr. as agent and attorney-in-fact (the “Shareholder Representative”) of such Effective Time Company Shareholders and holders of Stock Options to act as the Shareholder Representative under this Agreement in accordance with the terms of this Section 3.1, the Cash Escrow Agreement. By its execution and delivery of the signature page hereof, the Shareholder Representative hereby accepts the foregoing appointment, subject to the terms and conditions of this Section 3.1. In the event of the resignation, removal, death or incapacity of the Shareholder Representative, a successor shall thereafter be appointed by an instrument in writing signed by the Effective Time Company Shareholders who immediately prior to the Effective Time held a majority of the outstanding shares of Company Common Stock (the “Majority Shareholders”), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to the Escrow Agent, Parent and Parent Americas. The Shareholder Representative may be removed at any time by action of the Majority Shareholders.
          (b) Authority. The Shareholder Representative is hereby fully authorized by this Section 3.1 to:
               (i) receive all notices or other documents given or to be given to the Effective Time Company Shareholders or the holders of Stock Options by Parent or Parent Americas pursuant to this Agreement, the Cash Escrow Agreement or any other agreement or instrument arising hereunder or thereunder;
               (ii) receive and accept service of legal process in connection with any claim or other proceeding against the Effective Time Company Shareholders, the holders of Stock Options or the Company arising under this Agreement, the Cash Escrow Agreement or any other agreement or instrument arising hereunder or thereunder;

               (iii) undertake, compromise, defend and settle any such suit or proceeding on behalf of the Company or the Effective Time Company Shareholders as a group arising under this Agreement, the Cash Escrow Agreement or any other agreement or instrument arising hereunder or thereunder;
               (iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholder Representative in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Cash Escrow Agreement on behalf of the Effective Time Company Shareholders and the holders of Stock Options);
               (v) negotiate and compromise any disputes with respect to the merger consideration adjustment; and
               (vi) take such other action as the Shareholder Representative may deem appropriate, including, without limitation:
                    (A) agreeing to any modification or amendment of the Cash Escrow Agreement and executing and delivering an agreement of such modification or amendment;
                    (B) taking any actions required or permitted under the Cash Escrow Agreement to protect or enforce the Effective Time Company Shareholders’ and holders of Stock Options rights thereunder; and
                    (C) all such other matters as the Shareholder Representative may deem necessary or appropriate to carry out the intent and purposes of this Agreement and to carry out his duties hereunder, the Cash Escrow Agreement, including the engagement of agents, consultants, attorneys and accountants; provided, that for the avoidance of doubt, all fees and expenses associated with engagement of any such agent, consultant, attorney or accountant shall be paid by the Shareholder Representative and not by Parent or Parent Americas.
          (c) Extent and Survival of Authority. The appointment of the Shareholder Representative is an agency coupled with an interest and is irrevocable, and any action properly taken by the Shareholder Representative pursuant to the authority granted in this Section 3.1 or under the Cash Escrow Agreement shall be binding on each of the Effective Time Company Shareholders and the holders of Stock Options, notwithstanding any contrary action of or direction from such Effective Time Company Shareholders or holders of Stock Options. Notwithstanding anything to the contrary set forth in this Agreement, as between Parent or Parent Americas on the one hand, and the Shareholder Representative, the Effective Time Company Shareholders and the holders of Stock Options, on the other hand, it is expressly agreed that the Shareholder Representative shall have the full right and authority to act on behalf of and bind all of the Effective Time Company Shareholders and all of the holders of Stock Options to the extent and as to the matters specified herein, and Parent, Parent Americas and Escrow Agent shall be permitted to rely on any notice, decision or other action taken by (or omitted by) the Shareholder Representative in connection with this Agreement, the Merger and the transactions contemplated hereby, including, without limitation, any of the foregoing under this Section 3.1 and Parent, Parent Americas and Escrow Agent shall have no liability whatsoever to any Effective Time Company Shareholder or any holder of a Stock Option in taking any action (or omitting to take any action) in reasonable reliance on any notice, decision or other action taken or omitted by the Shareholder Representative.
          (d) Limitation of Liability; Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
               (i) The Shareholder Representative will have no liability to any Effective Time Company Shareholder, holder of Stock Options or to any other Person (other than Parent) with respect to actions taken or omitted to be taken by the Shareholder Representative, except that the foregoing shall not relieve the Shareholder Representative of any liability to any Effective Time Company Shareholder, holder of Stock Options or to any other Person with respect to any action which is finally determined by a court of competent jurisdiction to constitute bad faith or willful misconduct on the part of the Representative and, in each case, subject to clause (ii) below.
               (ii) In no event will the Shareholder Representative be responsible for any punitive, consequential, incidental or special damages, including loss of revenue or income, diminution in value, business interruption, cost of capital or loss of business reputation or opportunity whatsoever arising out of this Agreement, even if the Shareholder Representative has been advised of the possibility of such damages. The foregoing shall apply regardless of the negligence or other fault of any party and regardless of whether such liability arises in contract, negligence, tort, strict liability or any other theory of liability.
               (iii) Each Effective Time Company Shareholder and each holder of a Stock Option hereby agrees to jointly and severally indemnify, defend and hold harmless the Shareholder Representative, its directors, officers and stockholders, and the Affiliates of any of such directors, officers and stockholders (the “Shareholder Representative Parties”), from any Losses that a Shareholder Representative Party may suffer or incur in connection with the performance of the Shareholder Representative’s duties and obligations in connection with this Agreement and the Transactions, except to the extent such actions are finally determined by a court of competent jurisdiction to constitute bad faith or willful misconduct on the part of the Shareholder Representative. The Shareholder Representative may at its own cost and expense (to be funded from the Expense Fund), consult with legal counsel in the event of disputes or questions as to the construction of any provisions hereunder or any provisions of any of the Ancillary Agreements to which it is a party or his or her duties hereunder or thereunder and shall have no liability and be fully protected if acting in good faith on the advice of such counsel.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as specifically set forth in the Company Disclosure Schedule, the Company represents and warrants to each of Parent, Parent Americas and Merger Sub that all of the statements contained in this Article IV are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date. Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this

Agreement and, except as otherwise specifically stated by a cross-reference with respect to such exception, relates only to such section.
     Section 4.1 Organization; Qualification. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, (ii) has full corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to Parent or Parent Americas complete and correct copies of the certificates of incorporation and bylaws or similar organizational documents of the Company and the Company Subsidiaries as presently in effect.
     Section 4.2 Capital Structure; Subsidiaries.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 22,500,000 shares of Company Common Stock, of which 11,356,792 shares of Company Common Stock were outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights. As of the date of this Agreement, there were outstanding no options, warrants or other rights to acquire Company Common Stock other than Stock Options to acquire 2,917,450 shares of Company Common Stock. Section 4.2(a) of the Company Disclosure Schedule lists each holder of Company Common Stock, the number of shares held and such Person’s address. All issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and were issued in compliance with all applicable federal, state and foreign securities laws. No shares of Company Common Stock are held in treasury or authorized or reserved for issuance (other than pursuant to Stock Options).
          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote on any matters on which shareholders may vote, are issued or outstanding.
          (c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule by optionee, exercise price and expiration date, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or other voting securities of the Company or, securities convertible into or exchangeable for shares of Company Common Stock or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company (A) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other voting securities of the Company, or (B) to make any equity investment in any other Person.

          (d) Section 4.2(d) of the Company Disclosure Schedule contains a list of each Subsidiary of the Company, its jurisdiction of incorporation or organization, and its authorized, issued and outstanding capital stock. All the issued and outstanding shares of capital stock or other securities (whether voting or otherwise) of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned as set forth on Section 4.2(d) of the Company Disclosure Schedule, free and clear of any Liens. Each Subsidiary of the Company is wholly owned by the Company and no other person owns any rights to purchase capital stock or other securities (whether voting or otherwise) in any of the Company Subsidiaries. Except for the capital stock of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other securities (whether voting or otherwise) or other ownership interest in any corporation, joint stock company, partnership, limited partnership, limited liability company, joint venture or other entity.
          (e) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCL, the Company articles of incorporation or the Company bylaws or any agreement to which the Company is a party or is otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or a Subsidiary of the Company free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of the Company Subsidiaries.
          (f) The Company has no class of securities of the Company or Company Subsidiaries registered or required to be registered under the Exchange Act.
     Section 4.3 Authorization; Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the Employment Agreements and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions have been duly authorized by the Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or, subject to the Company Shareholder Approval (as defined in Section 4.33), the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent, Parent Americas, and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act, any required foreign antitrust approvals, the WBCL and state securities or blue sky laws and the Company Shareholder Approval, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any of the Transactions or compliance by the Company with any of the provisions hereof or the continuation immediately after the Merger of the operations of the Company in the Ordinary Course of Business will (i) conflict with or result in any breach of any provision of the articles of incorporation, the bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing with, or Permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any Company Subsidiary is a party), (iii) except as set forth in Section 4.4 of the Company Disclosure Schedule, require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, lease, agreement, arrangement or understanding to which the Company or any Company Subsidiary is a party, or (iv) violate any Permit, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. The Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has by the unanimous vote of the directors present (who constitute one hundred percent (100%) of the directors in office) (A) determined that the terms of the Merger are advisable and fair to, and in the best interests of, the shareholders of the Company, (B) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (C) resolved to recommend the approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement by the shareholders of the Company and directed that this Agreement and the Merger be submitted to the shareholders of the Company for adoption and approval.
     Section 4.5 Financial Statements.
          (a) True and complete copies of the Financial Statements, together with the related auditor’s reports, are included in the Company Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company and the Company Subsidiaries, fully comply with applicable accounting requirements, have been prepared in accordance with GAAP during the periods involved (except as may be stated in the notes thereto), are true and correct and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries as of the times and for the periods referred to therein (subject, in the case of any unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).
          (b) The Company and each Company Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization;

(ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and each Company Subsidiary in conformity with GAAP and to maintain accountability for the assets of the Company and each Company Subsidiary; (iii) access to the assets of the Company or any Company Subsidiary is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) The Company and each Company Subsidiary (if applicable) has heretofore made available to Parent and Parent Americas a true, complete and correct copy of any management letters received from or any disclosure (or, if unwritten, a summary thereof) by any representative of the Company or any such Company Subsidiary to the Company’s independent auditors relating to (i) any significant deficiencies in the design or operation of internal controls which would adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial data and any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company and the Company Subsidiaries.
     Section 4.6 Books and Records. The books of account, minute books, stock record books and other records of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain materially accurate and complete records of all convened meetings of, and corporate action taken by, the shareholders of the Company, the Board of Directors and all committees of the Board of Directors, and no meeting of any of such shareholders, the Board of Directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all stock record books of the Company and each Company Subsidiary have heretofore been delivered to Parent.
     Section 4.7 No Undisclosed Liabilities.
          (a) Except (i) as disclosed in the Financial Statements and (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent or otherwise. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner in accordance with GAAP.
          (b) The Company is not a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s consolidated financial statements.

     Section 4.8 Accounts Receivable. All accounts receivable of the Company and each Company Subsidiary (other than accounts receivable related to Parent, Parent Americas or any of their respective Subsidiaries), whether reflected in the Balance Sheet or otherwise, represent sales actually made in the Ordinary Course of Business and are current and collectible net of any reserves shown on the Balance Sheet.
     Section 4.9 Disputed Accounts Payable. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company or alleged to be owed by any Company Subsidiary, or other alleged obligations of the Company or any Company Subsidiary, which the Company or any Company Subsidiary has disputed or determined to dispute or refuse to pay, which are not fully accrued on the Balance Sheet.
     Section 4.10 Prepayment of Company Debt. No Indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any Indebtedness of the Company or any Company Subsidiary, (ii) the incurrence of Indebtedness by the Company or any Company Subsidiary, or (iii) the ability of the Company or any Company Subsidiary to grant any lien on the properties or assets of the Company or any Company Subsidiary. The Company Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing Indebtedness of the Company and any Company Subsidiaries, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of the Transactions.
     Section 4.11 Absence of Certain Changes. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has or could reasonably be expected to have suffered a Material Adverse Effect. Since the Balance Sheet Date, the business of the Company and each Company Subsidiary has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has:
          (a) suffered any material adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;
          (b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the Ordinary Course of Business, none of which exceeds, individually or in the aggregate, $100,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;
          (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date;

          (d) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for liens for current taxes not yet due;
          (e) cancelled any debts or waived any claims or rights of substantial value;
          (f) sold, transferred, or otherwise disposed of any of its assets (real, personal or mixed, tangible or intangible), except for nonexclusive, end user licenses of Company Products in the Ordinary Course of Business using the form of agreement previously made available to Parent;
          (g) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Parent any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;
          (h) except for increases in the Ordinary Course of Business to persons who are not officers, directors or Affiliates of the Company or any Company Subsidiary, granted any increase in the compensation of officers or employees (whether in cash, stock or other equity and including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, director, Affiliate or employee;
          (i) made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $250,000 for additions to property, plant, equipment or intangible capital assets;
          (j) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;
          (k) made any change in any method of accounting or accounting practice;
          (l) experienced any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct by its directors, officers, employees or customers or any other acts of malfeasance; or
          (m) agreed, whether in writing or otherwise, to take any action described in this section.
     Section 4.12 Title to Properties; Encumbrances.
          (a) Personal Property. Each of the Company and the Company Subsidiaries has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected as owned in the Balance Sheet or acquired after the Balance

Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of for fair value since the Balance Sheet Date in the Ordinary Course of Business), free and clear of all Liens.
          (b) Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule contains a list of all real property leased currently by the Company or any Company Subsidiary (the “Real Property Leases”). Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, each of the Real Property Leases is a valid and subsisting leasehold interest of the Company or a Company Subsidiary, as the case may be, free of subtenancies and other occupancy rights and Encumbrances and is a binding obligation of the Company or a Company Subsidiary, as the case may be, enforceable against the Company or a Company Subsidiary, that is a party thereto and against the lessor thereunder, in accordance with its terms, except as enforceability may be limited by and by general principles of equity relating to enforceability of leases (regardless of whether considered in a proceeding at law or in equity), and is in full force and effect. The Company or a Company Subsidiary, as the case may be, is not in default under the Real Property Leases and no circumstances or events exist which, with notice or the passage of time or both, is reasonably likely to result in a default by the Company or its Subsidiaries thereunder, and to the Company’s Knowledge no other party to the Real Property Leases is in default and no circumstances or events which, with notice or the passage of time or both, would constitute a default by such party under such leases.
          (c) Leased Personal Property. Section 4.12(c) of the Company Disclosure Schedule contains a list of all personal property leased by the Company or any Company Subsidiary. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, each of the leases relating to leased personal property (the “Personal Property Leases”) is a valid and subsisting leasehold interest of the Company or a Company Subsidiary, as the case may be, free of Encumbrances and is a binding obligation of the Company or a Company Subsidiary, as the case may be, enforceable against the Company or a Company Subsidiary that is a party thereto and against the lessor thereunder, in accordance with its terms, and is in full force and effect. The Company or a Company Subsidiary, as the case may be, is not in default under the Personal Property Leases and no circumstances or events exist which, with notice or the passage of time or both, is reasonably likely to result in a default by the Company or its Subsidiaries thereunder and to the Company’s Knowledge no other party to the Personal Property Leases is in default and no circumstances or events which, with notice or the passage of time or both, would constituted default by such party under such leases.
          (d) Owned Real Property. The Company owns no real property.
     Section 4.13 Real Property.
          (a) To the Company’s Knowledge, there are no defects in the plants, stores, buildings, improvements and structures, fixtures or equipment located on or at the Leased Real Property which would materially interfere with or impair the conduct of business in the manner present or conducted by the Surviving Corporation or its Subsidiaries immediately following the Closing.
          (b) Neither the Company nor any Company Subsidiary has granted to any Person any right to occupy, possess, or otherwise encumber or acquire any portion of the Leased

Real Property other than as set forth in Section 4.12(b) of the Company Disclosure Schedule. The Company’s and each Company Subsidiary’s, as the case may be, interests with respect to the Real Property Leases have not been assigned or pledged and are not subject to any Encumbrances. Neither the Company nor any Company Subsidiary has vacated or abandoned any portion of the Leased Real Property or given notice to any Third Party of its intent to do the same.
          (c) Neither the Company nor any Company Subsidiary is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Leased Real Property or other personal property or any portion thereof or interest therein to any Person other than pursuant to this Agreement.
          (d) Neither the Company nor any Company Subsidiary has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any of the Leased Real Property or any part thereof or of any sale or other disposition of any of the Leased Real Property or any part thereof in lieu of condemnation.
          (e) Neither the Company nor any Company Subsidiary has received any written notices from any Governmental Entity stating or alleging that any improvements located on the Leased Real Property are not in compliance with Applicable Law or are being operated in violation of Applicable Law.
          (f) Neither the Company nor any Company Subsidiary has received any written notices from any Governmental Entity requiring or advising as to the need for any material repair, alteration, restoration or improvement or any Environmental Claim in connection with the Leased Real Property.
          (g) All of the Leased Real Property, and all components of all improvements included within the Leased Real Property, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in sufficient condition, working order and repair and do not require repair or replacement in order for the conduct of the business therein in the Ordinary Course of Business by the Company or its Subsidiaries, as applicable. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Properties are installed and operating and are sufficient to enable the Real Properties to continue to be used and operated in the manner currently being used and operated.
          (h) The Company’s and each Company Subsidiary’s use or occupancy of the Leased Real Property complies with all Applicable Laws, including, without limitation, zoning, fire, safety and signage, except for such non-compliance as is not reasonably likely to have a Material Adverse Effect and no notice of violation of any such Applicable Law has been received by the Company or any Company Subsidiary, as the case may be, or has been issued by any public or Governmental Entity with respect to any Leased Real Property.
          (i) No portion of or interest in any Leased Real Property is subject to any building or use restrictions (public or otherwise) that could restrict or prevent the continuation of the present use and operation of such Leased Real Property and no condemnation or eminent domain proceedings are pending or threatened with respect to any Leased Real Property.
          (j) No Leased Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of the Leased Real Property, except pursuant to an easement that is coterminous with the Company’s occupancy right. Each Leased Real Property has legal, unobstructed access, both pedestrian and vehicular, to public rights of way. All utility systems required in connection with use, occupancy and operation of the Leased Real Property are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems.
          (k) The Real Property Leases are in full force and effect; neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice that any default, or condition which with the passage of time would constitute a default, exists under the Real Property Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved.
          (l) True, correct and complete copies of the Real Property Leases, including any estoppel certificates, side letter, subordination or non-disturbance agreements relating thereto, have been delivered to Parent prior to the date hereof and such Real Property Leases have not been amended or modified since that date.
          (m) Section 4.13(m) of the Company Disclosure Schedule lists any property subject to a Real Property Lease as to which the Company or any Company Subsidiary, as the case may be, has a non-disturbance agreement with the landlord’s lender.
          (n) Neither the Company nor any Company Subsidiary has given any notice to any landlord under any of the Real Property Leases indicating that it will not be exercising any extension or renewal options under the Real Property Leases. All security deposits required under the Real Property Leases have been paid to and, to the Knowledge of the Company, are being held by the applicable landlord under the Real Property Leases.
          (o) To the Company’s Knowledge, the lessor under each Real Property Lease has fully and faithfully performed all of the terms, covenants and conditions on its part to be performed under such Real Property Lease and the Company has not received any oral notice from any such lessor of such lessor’s intention to exercise any option thereunder, the exercise of which could adversely affect or terminate the Company’s use and occupancy of the Leased Real Property that is the subject of the Real Property Lease.
          (p) Section 4.13(p) of the Company Disclosure Schedule lists all of the assignments, sublease or other occupancy, license or use agreements relating to any of the Leased Real Property. With respect to those Real Property Leases that were assigned or subleased to the Company or any of its Subsidiaries by a third party, all necessary consents to such assignments or subleases have been obtained and are in full force and effect and neither the Company nor any of its Subsidiaries has received any notice that any such third party’s acts or omissions has given rise to any breach of the underlying lease or sublease to which it is a party or any Liabilities for the Company or any of its Subsidiaries.
          (q) No termination rights have been exercised by any landlords with respect to the Real Property Leases.
          (r) Section 4.13(r) of the Company Disclosure Schedule sets forth a summary of all construction allowances payable under the Real Property Leases and the amounts thereof which, as of the date hereof, have been drawn by the Company or any of its Subsidiaries.
          (s) Section 4.13(s) of the Company Disclosure Schedule sets forth all construction and material alteration projects currently ongoing at the Leased Real Property and the expected total costs thereof.
     Section 4.14 Plant and Equipment. The facilities, structures and equipment owned or used by the Company and each Company Subsidiary are structurally sound with no known defects and are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put. None of such facilities, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither the Company nor any Company Subsidiary has received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of their operations.
     Section 4.15 Environmental Matters.
          (a) The Company and the Company Subsidiary do not acquire, store, use, manufacture, dispose of, or transport any Material of Environmental Concern in the conduct of their businesses (other than small quantities of office equipment chemicals and janitorial supplies). Each of the Company and the Company Subsidiaries is and has been in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of the Company Subsidiaries of all Permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each Permit and other governmental authorization currently held by the Company or any Company Subsidiary pursuant to the Environmental Laws is specifically identified in Section 4.15(a) of the Company Disclosure Schedule.
          (b) Neither the Company nor any Company Subsidiary has received any communication (written or oral), whether from a Governmental Entity, private party, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in material compliance with any Environmental Laws or is subject to any Environmental Claim or other Liability pursuant to Environmental Laws and there are no circumstances to the Company’s Knowledge that may prevent or interfere with such full compliance in the future.
          (c) There is no Environmental Claim by any Person that is pending or to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

          (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.
          (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or any Company Subsidiary has (previously or currently) stored, treated, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in the Company Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company or any Company Subsidiary are specifically identified in the Company Disclosure Schedule, (iii) there is no friable asbestos or any Material Environmental Concern in a concentration or state violating any Environmental Law or otherwise posing risk of injury to any Person contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any Company Subsidiary, and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company or any Company Subsidiary.
          (f) The Company has provided to Parent and Parent Americas a copy of each assessment, report, datum, result of investigations or audit, and other information that is in the possession of or reasonably available to the Company or any Company Subsidiary regarding environmental matters pertaining to or the environmental condition of the Company any Leased Real Property or any other asset of the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.
          (g) None of the Company nor any Company Subsidiary is subject to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the giving of notice to, or receiving the approval of, any Governmental Entity, or (iii) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of the Transactions.
     Section 4.16 Material Contracts.
          (a) Section 4.16(a) of the Company Disclosure Schedule sets forth all of the following types of contracts and other agreements (whether written or oral, express or implied) to which the Company is a party or by or to which the Company, or its assets, properties or businesses is bound or subject (collectively, the “Material Contracts”):
               (i) contracts and other agreements with any current or former officer, director, employee, representative of the Company or any of its Subsidiaries or with any Affiliate or Associate of the Company or any of its Subsidiaries;

               (ii) any contract with any employee (other than a nondisclosure and innovation assignment agreement in the form provided to Parent and Parent Americas) or contracts and other agreements with any labor union or association representing any employee;
               (iii) contracts and other agreements for the purchase or sale of any of its tangible or intangible assets or properties or for the grant to any Person of any preferential rights to purchase any of its assets or properties;
               (iv) joint venture, partnership and alliance agreements;
               (v) any confidentiality or non-disclosure agreements;
               (vi) any VAR, OEM, distribution, re-seller, joint development or software consultant agreements;
               (vii) contracts (A) containing any so-called “most favored nation” provisions or any similar provision requiring the Company or any Company Subsidiary to offer a Third Party terms or concessions at least as favorable as offered to one or more other parties; or (B) containing any so-called “change of control” provisions;
               (viii) all agreements, leases, licenses and contracts that require a novation or consent, as the case may be, in connection with the Merger so that the Surviving Corporation shall be made a party in place of the Company or as an assignee;
               (ix) professional services or master services agreements;
               (x) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Company to pay regardless of whether products or services are received;
               (xi) contracts and other agreements not cancelable without penalty by the Company on sixty (60) or fewer days’ notice calling for an aggregate purchase price or payments to or from the Company of a royalty, override or similar commission or fee, in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);
               (xii) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;
               (xiii) contracts and other agreements with vendors, including purchase agreements for all inventory, rights to distribute Databases, services purchased to operate the Company’s ASP and executed in connection with the Company’s Postal Automation Services Operations;
               (xiv) contracts and other agreements containing covenants of the Company or any of its Subsidiaries or any officer or employee of the Company or any of its Subsidiaries pertaining to the right to compete or not compete in any line of business or similarly restricting its ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or restricting its ability to conduct business or in any geographical area;
               (xv) all Real Property Leases and Personal Property Leases;
               (xvi) contracts and other agreements not cancelable without penalty by the Company on sixty (60) or fewer days’ notice relating to the sale or marketing of any products sold, distributed or marketed by the Company and involving an amount in excess of $100,000;
               (xvii) contracts and other agreements relating to the borrowing of money, creation of liens, or the guarantee of the payment of liabilities or performance of obligations to the Company by any other Person;
               (xviii) contracts and other agreements relating to data processing or the provision of other services which are not cancelable without penalty in sixty (60) or fewer days’ notice;
               (xix) contracts for the domestic and foreign development of Software;
               (xx) contracts with Development Personnel referred to in Section 4.24;
               (xxi) contracts that grant joint ownership rights to the Company and any other Third Party as to any Intellectual Property;
               (xxii) contracts that grant to any Person any current or executory rights in any source code for Software;
               (xxiii) any contract pursuant to which (A) the Company or any Company Subsidiary has any obligation to indemnify the other party other than pursuant to the Company’s form of end user license agreement as previously delivered to Parent and Parent Americas or (B) the Company or any Company Subsidiary has any warranty obligation other than those set forth in the form of agreement attached to Section 4.16(a)(xxiii) of the Company Disclosure Schedule;
               (xxiv) any other contract and other agreement made outside the Ordinary Course of Business relating to the Company or any of its Subsidiaries and involving an amount in excess of $100,000; and
               (xxv) any Company IP Contract and Company Distribution Agreements.
     True and complete copies of all of the written Material Contracts (and written summaries of all oral Material Contracts) have been delivered to Parent and Parent Americas, and the terms of all oral Material Contracts have been adequately described to Parent and Parent Americas.

          (b) Each Material Contract is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of the Company or a Subsidiary of the Company, as the case may be, in accordance with the terms of such agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity). To the Knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the other party or parties to such Material Contract. In the past twelve months, neither the Company nor any Subsidiary of the Company has given or received a notice of breach or default under (whether written or, to the Knowledge of the Company, oral) or had any dispute with respect to any Material Contract which is pending and would be reasonably likely to result in a Material Adverse Effect. Each Material Contract is valid and enforceable by the Company or a Company Subsidiary, as the case may be, and immediately after the Effective Time will be valid and enforceable by Parent, Parent Americas or the Surviving Corporation in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
     Section 4.17 Customers. Section 4.17 of the Company Disclosure Schedule sets forth a list for the twelve months ended December 31, 2005 of the top 50 revenue producing customers (the “Key Customers”) and the top 10 business partner agreements (the “Key Agreements”) of the Company and the Company Subsidiaries, including the amount of revenue received from such Key Customers and through such Key Agreements for the twelve months ended December 31, 2005. Since January 1, 2005 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any of the Company Subsidiaries with any one or more of the Key Customers or with respect to one or more of the Key Agreements. To the Knowledge of the Company, there exists no present condition or state of facts or circumstances involving any Key Customer and their relationships with the Company or any Company Subsidiaries or with respect to any Key Agreement which would have a Material Adverse Effect on the Company or prevent the conduct of its business after the consummation of the Transactions in essentially the same manner in which such business has heretofore been conducted.
     Section 4.18 Insurance. Section 4.18 of the Company Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company or the Company Subsidiaries (including policies providing property, liability and worker’s compensation coverage and bond and surety arrangements) in force on the date hereof and in effect for the prior five years, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and setting forth (i) the name, address and telephone number of the insurance broker or agent, (ii) the name of the insurance carrier, (iii) the name of the policyholder and the name of each covered insured, (iv) the policy number, (v) the nature and dollar limits of the coverage including an indication of whether the coverage is on a claims-made, occurrence or other basis (including a description of how deductibles and ceilings are calculated and operate), and the extent, if any, to which the limits of liability thereunder have been exhausted, (vi) the term of coverage including the effective and scheduled expiration dates, and (vii) the premium rate and date through which paid and (b) a description of such risks that the Company or the Company Subsidiaries, or the respective Board of Directors or officers thereof, have designated as being self-insured. Complete and correct copies of all such insurance policies and bonds have been provided to Parent and Parent Americas. The Company and the Company Subsidiaries have policies of general liability, worker’s compensation, employer’s liability, automobile liability, employee crime liability, excess liability (umbrella), health, directors and officers, E&O and employee fidelity insurance in amounts that the Company reasonably believes are customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. All such policies are in full force and effect and the Company shall have full responsibility to maintain in full force and effect without material modification all existing policies or binders of insurance up to and including the Effective Date, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary. There is no claim pending or, to the Knowledge of the Company, threatened, under any director and officer insurance policy of the Company or any Company Subsidiary, nor has any claim been made under any such policy.
     Section 4.19 Casualties. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance).
     Section 4.20 Litigation. Except as set forth in Section 4.20 of the Company Disclosure Schedule, there is (i) no action, suit, inquiry, proceeding or investigation (“Claim”) by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Company’s Knowledge, threatened against or involving the Company or any Company Subsidiary, or (ii) which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions; and to the Knowledge of the Company there is no valid basis for any such action, proceeding or investigation. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.
     Section 4.21 Compliance with Laws; Permits and Licenses.

          (a) The Company and its Subsidiaries are in compliance, and will continue to comply, within a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof (collectively, “Laws”) that affect the business, properties or assets of the Company and the Company Subsidiaries.
          (b) The Company and the Company Subsidiaries have in effect, have obtained and will continue to obtain and renew all Permits necessary to conduct its business as it is presently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction over its properties or activities, and there has occurred no default under any such Permit.
          (c) Without limiting the foregoing, (i) the operations of the Company’s business does not violate or fail to comply in any material respect with applicable health, fire, safety, zoning or building codes, laws or ordinances, rules or regulations; (ii) neither the Company nor any Company Subsidiary has received any notice not heretofore complied with or in the process of being complied with, from any Governmental Entity having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment or business procedures or practices fail to comply in all material respects with any Applicable Law, ordinance, regulation, building or zoning law, or requirement of any public authority or body; and (iii) there are no pending or, to the Knowledge of the Company, threatened actions or proceedings by any Governmental Entity alleging violations in any material respect of such codes, laws or ordinances.
     Section 4.22 Employee Benefit Plans.
          (a) Section 4.22(a) of the Company Disclosure Schedule contains a true and complete list of all Plans. Neither the Company, nor any Company Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Company Subsidiary (except as required to maintain compliance with applicable law). Each Plan may be terminated at any time either by the Company or a Company Subsidiary, as applicable, without penalty to the Company or such Company Subsidiary. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”). No Plan is maintained outside of the United States or provided benefits to employees located outside of the United States.
          (b) The Company has heretofore delivered to Parent and Parent Americas a true and complete copy of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), each agreement creating or modifying any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code, the most recent summary plan description, summary of material modification and any other material communication from the Company or any Company Subsidiary to its employees regarding any Plan, any communication received in the last three years for any Plan from the IRS or the PBGC and, for each applicable Plan, the three most recent (i) Forms 5500 and attached schedules, (ii) audited financial statements and (iii) actuarial valuation reports.

          (c) Neither the Company nor any ERISA Affiliate has ever sponsored or maintained or contributed to or had any direct or indirect liability with respect to any Title IV Plan, any Multiemployer Plan, any Plan subject to Section 412 of the Code or any plan described in Section 413 of the Code.
          (d) Neither the Company or any Company Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.
          (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. With respect to each Plan, all reports, returns, notices and other documentation that are required to have been filed have been filed with or furnished to the IRS, the United States Department of Labor (“DOL”), the PBGC, the Securities and Exchange Commission or any other governmental authority, or to the participants or beneficiaries of such Plan have been filed or furnished in a timely manner. No person who has performed services for the Company has been improperly excluded from participation in any Plan. To the Company’s Knowledge, the Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (f) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each trust forming part of a Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any applicable laws, rules or regulations.
          (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
          (h) No amounts payable under the Plans, either individually or in the aggregate, will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. No amounts payable under any Plan are or will be included in the recipient’s income and subject to excise taxes under Section 409A of the Code.
          (i) Except as provided in Section 4.22(i) of the Company Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, director or officer or (iii) result in the triggering or imposition of any restrictions or limitations on the rights of the Company and any Company Subsidiary, as applicable, to amend or terminate any Plan.
          (j) Except as provided in Section 4.22(j) of the Company Disclosure Schedule, and except for routine claims for benefits, there are no pending, or to the Company’s Knowledge threatened or anticipated claims, audits, proceedings, or liens by or on behalf of or against any Plan, by any employee or beneficiary covered under any such Plan, by the IRS or DOL or otherwise involving any such Plan.
          (k) All liabilities or expenses of the Company and any Company Subsidiary in respect of any Plan which have not been paid have been properly accrued on the Financial Statements. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, or in accordance with applicable law have been timely made or reflected on the Financial Statements.
          (l) None of the Company, any Company Subsidiaries or any organization to which any of them is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.
     Section 4.23 Tax Matters.
          (a) (i) The Company, each Company Subsidiary, and each Company Group has timely filed or caused to be timely filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file (taking into account any applicable extensions) all Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws and all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects with respect to the calculation of the Company’s and Company Subsidiary’s Tax liability, (ii) all Taxes of the Company, each Company Subsidiary, and each Company Group (whether or not reflected on any such Tax Returns) attributable to a Pre-Closing Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date will be, timely paid in full.
          (b) The March 31, 2006 Balance Sheet for the Company and its Consolidated Subsidiaries (the “March Balance Sheet”) reflects an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the Closing Date will continue to be) reflected in the accruals for Taxes payable on the March Balance Sheet, in addition to any accruals established to reflect timing differences and any accruals reflected only in the notes thereto.
          (c) There are no liens for Taxes with respect to any of the assets or properties of the Company or any Company Subsidiary, other than statutory liens for Taxes not yet due.

          (d) (i) No Tax Return of the Company, any Company Subsidiary or any Company Group has ever been examined by the Internal Revenue Service, (ii) no Tax Return of the Company, any Company Subsidiary or any Company Group is under audit or examination by any other Taxing Authority, (iii) no notice of such an audit or examination has been received by the Company or any Company Subsidiary and (iv) no claim has been made in writing by any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary may be subject to taxation by that jurisdiction.
          (e) Each deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations for assessment of taxes or for which the Company could have any Losses is closed with respect to the Federal, foreign and material state and local Tax Returns of the Company, each Company Subsidiary and each Company Group for all years through 1998, and there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to the Company or any Company Subsidiary. None of the Company, any Company Subsidiary or any Company Group has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.
          (f) None of the Company, any Company Subsidiary or any Company Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.
          (g) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason, and no Governmental Entity has proposed in writing any such adjustment or change in accounting method.
          (h) (i) No consent under Section 341 of the Code has been made with respect to the Company or any Company Subsidiary, or any property held by the Company or any Company Subsidiary, (ii) no property of the Company or any Company Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) neither the Company nor any Company Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, and (iv) none of the assets of the Company or any Company Subsidiary is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

          (i) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company, any Company Subsidiary or any Company Group.
          (j) The Company and each of its Company Subsidiaries have complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.
          (k) The Company has delivered to Parent and Parent Americas for inspection (i) complete and correct copies of all material Tax Returns of the Company, each Company Group and each Company Subsidiary (but, in the case of any Company Group, only the portions of such Tax Returns relating to the Company or any Company Subsidiary) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any Company Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any Company Subsidiary, submitted by, received by or agreed to by or on behalf of any Company Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
          (l) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the last three (3) years that was treated by the parties as a tax-free distribution under Section 355 of the Code.
          (m) Neither the Company nor any Company Subsidiary is a party to any “listed transaction” as defined in Treasury Regulation Section 1.601l-4(b)(2).
          (n) Section 4.23(n) of the Company Disclosure Schedule sets forth each state, county, local, municipal or foreign jurisdiction in which the Company or any Company Subsidiary files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.
          (o) The Company is not a United States real property holding company within the meaning of Section 897 of the Code.
          (p) No Company Shareholder is a “foreign person” within the meaning of Section 1445 of the Code.
          (q) Section 4.23(q) of the Company Disclosure Schedule sets forth, to the best of the Company’s Knowledge, and as otherwise qualified in Section 4.23(q) of the Company Disclosure Schedule, the following information with respect to the Company and the Company

Subsidiaries as of December 31, 2005: (i) the basis of the Company and each Company Subsidiary in their respective assets (including any intangible assets) and (ii) the amount, for both state and federal income tax purposes, of any net operating losses, net capital losses, unused investment, research and development, or other credits, unused foreign Tax, or excess charitable contributions of the Company or the Company Subsidiaries, and any limitations thereon.
          (r) Neither the Company nor any Company Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal Income Tax purposes, or (ii) made any similar election under any comparable provision of any state, local or foreign tax law.
          (s) The Company and each Company Subsidiary have properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign tax law.
          (t) Neither the Company nor any Company Subsidiary has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).
          (u) Any adjustment of Taxes of the Company or any of its subsidiaries made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Entities, has been so reported.
          (v) Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.
          (w) Neither the Company nor any Company Subsidiary is a party to any tax sharing or other agreement (whether with Third Parties or Affiliates) relating to indemnification or payments of Taxes.
     Section 4.24 Intellectual Property.
          (a) The Company and the Company Subsidiaries own, or otherwise have the right pursuant to a valid written license, sublicense or other agreement to, the Company Intellectual Property, free and clear of all Encumbrances, without payment to any Third Party except as set forth in Section 4.24(a) of the Company Disclosure Schedule, and have the unrestricted right (subject only to any such license terms as set forth in Section 4.24(a) of the Company Disclosure Schedule, if applicable) to use, make, prepare derivative works from, publicly display, reproduce, have made, sell, offer to sell, import, license, sublicense and otherwise exploit all the Company Intellectual Property and refrain from undertaking any of the foregoing activities. The Company and its Subsidiaries own, or otherwise have the right pursuant to a valid written license, sublicense or other agreement, to use all Documentation necessary to conduct the Company’s or any Company Subsidiary’s business as presently conducted or as currently proposed to be conducted. At the Effective Time, the Surviving Corporation shall have the right, without payment of any additional consideration to any party, to own, make, use, sell, have made, rent, lease, lend, license, enhance, modify, amend, copy and prepare derivative works and customizations thereof, refrain from giving attribution to any author with respect to any work created by him/her, and to display publicly and exhibit the Software and Documentation and the Trademarks and to otherwise exploit fully the processes, products, software and services derived from any discoveries, concepts, ideas and improvements to the Company Intellectual Property or to transfer the Company Intellectual Property to Parent, Parent Americas or any of their respective Subsidiaries, on or through any medium or means now known or hereafter developed. Section 4.24(a) of the Company Disclosure Schedule identifies all Intellectual Property, Software, title or license to which has been acquired by the Company from a third party.
          (b) Section 4.24(b) of the Company Disclosure Schedule sets forth all registrations, issuances, filings and applications for any Intellectual Property filed by the Company, the Company Subsidiaries or any predecessors, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates. All registrations with respect to the Company Intellectual Property are in full force and effect, and, to the Knowledge of the Company, all applications for registrations with respect to the Intellectual Property are proceeding without any opposition.
          (c) Section 4.24(c) of the Company Disclosure Schedule sets forth all material IP Licenses under which the Company or any Company Subsidiary is a (i) licensee, or (ii) licensor, distributor, or reseller. The Company and the Company Subsidiaries have performed in all material respects all obligations imposed on them pursuant to the IP Licenses. The Company and the Company Subsidiaries have made all payments to date required under all material IP Licenses, and are not, nor to the Knowledge of the Company or any Company Subsidiary is another party thereto, in breach of or default thereunder in any respect, nor is there any event that with notice or lapse of time or both would constitute a default thereunder. All of the material IP Licenses are valid, enforceable, and in full force and effect, and, with respect to the Company and the Company Subsidiaries, will continue to be so on identical terms immediately following the completion of the Transactions. The Transactions will not result in the termination of, or otherwise require the consent of any party to, any material IP License.
          (d) All of the Company’s and the Company Subsidiaries’ rights in the Company Intellectual Property are valid and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity). The Company and the Company Subsidiaries have taken all commercially reasonable actions to maintain and protect each item of the Company Intellectual Property (other than Patents) owned or purported to be owned by the Company or any Company Subsidiary; provided, however, that the Company and the Company Subsidiaries are under no obligation to have registered or applied for registration on any Company Intellectual Property, other than the registrations or applications that have been filed prior to the date of this Agreement. The Company and the Company Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets, the value of which is contingent upon the maintenance of the confidentiality thereof. None of the Company’s or any Company Subsidiary’s Trade Secrets, the value of which is contingent upon maintenance of confidentiality thereof, have been disclosed to any employee, representative or agent of the Company, or any Company Subsidiary or any other Person not obligated to maintain such material Trade Secret in confidence pursuant to a confidentiality agreement entered into with the Company or the applicable Company Subsidiary or under Company policies provided to the Parent and Parent Americas, except as required by the applicable patent office pursuant to the filing of a patent application by the Company or the applicable Company Subsidiary. To the Knowledge of the Company, no disclosure of any material Trade Secret by an employee, consultant or other Person has been made in violation of the Company’s or any Company Subsidiary’s written confidentiality policy or such Person’s confidentiality agreement.
          (e) The Company and each Company Subsidiary is diligently prosecuting all Patent applications it has filed and has timely filed all Copyright registrations. To the Knowledge of the Company, all prior art material to the patentability of the claims in any issued or applied for Patents of the Company or any Company Subsidiary is cited in the respective issued Patents, applications or associated file histories thereof, and there is no other material prior art with respect thereto. The Products of the Company and each Company Subsidiary have been marked as required by the relevant statutes related to Intellectual Property.
          (f) Each present or past Employee, officer, consultant or any other Person (collectively, the “Development Personnel”) who contributed in a material respect to the development of or had access to any part of any Company or Company Subsidiary owned Product or any Intellectual Property that is or will be made, had made, used, imported, or sold, offered for sale, licensed, sublicensed or otherwise exploited by the Company or a Company Subsidiary has executed a valid and enforceable agreement with the Company or the applicable Company Subsidiary that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person to the Company or the applicable Company Subsidiary, (ii) requires such Person, during and after the term of employment or contract, to cooperate with the Company or the applicable Company Subsidiary in the prosecution of any patent applications filed in connection with such Intellectual Property, (and (iii) obligates such Person to keep any confidential information, including Trade Secrets, of the Company or any Company Subsidiary confidential both during and after the term of employment or contract. None of the Development Personnel has (i) excluded works or inventions made prior to his employment with or work for the Company or applicable Company Subsidiary from his/her assignment of inventions pursuant to such proprietary invention agreements with the Company; or (ii) made any claim of ownership (including, without limitation, copyrights or patent rights) regarding the Company Intellectual Property, nor to the Knowledge of the Company does any such Development Personnel have colorable claim of right to such. Notwithstanding anything to the contrary contained in this Section 4.24(f), with respect to any present or past employee of the Company or any Company Subsidiary who individually or with others created a copyrighted work within the scope of his or her employment, such copyrighted work is a “work made for hire,” as set forth in 17 U.S.C. §101. “Development Personnel” shall not include any Third Party licensors that have licensed any Intellectual Property to the Company.

               (g) No former employer or client of any employee of the Company or any Company Subsidiary, and no current or former client of any consultant of the Company or any Company Subsidiary, to the Knowledge of the Company, has made a Claim against such employee, consultant or any other Person, that such employee or such consultant is utilizing or infringing upon Intellectual Property of such former employer or client.
               (h) It is not necessary for the Company’s or any Company Subsidiary’s business to use any Intellectual Property owned by any present or past director, officer, employee or consultant of the Company or any Company Subsidiary (or Persons the Company presently intends to hire).
               (i) None of the Intellectual Property, conduct, activities, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Company or any Company Subsidiary, infringes upon or otherwise violates any Intellectual Property rights of any Person. To the Company’s actual knowledge, none of the Intellectual Property, products or services, used, sold, made for, licensed, imported or otherwise exploited by the Company, which is owned by another Person infringes upon or otherwise violates any Intellectual Property rights of any Person. To the Company’s Knowledge, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any Company Subsidiary.
               (j) There have been, are no pending and, to the Knowledge of the Company, are no threatened, Claims, and the Company knows of no basis for any Claim, (i) contesting the right of the Company or any Company Subsidiary to use, copy, prepare derivative works, make, have made, sell, offer to sell, import, license, sublicense or otherwise exploit any of the Company’s or any Company Subsidiary’s products or services currently or previously made, had made, sold, offered for sale, licensed, imported or made available to any person or used or otherwise exploited by the Company or any Company Subsidiary, or (ii) opposing or attempting to cancel any of the Company’s or any Company Subsidiary’s rights in or to any Company Intellectual Property.
               (k) Neither the Company nor any Company Subsidiary is party to or bound by any license or other agreement requiring the payment by the Company or any Company Subsidiary of any material royalty or license payment, excluding such agreements relating to Off-the-Shelf Software.
               (l) Neither the Company nor any Company Subsidiary is bound by any non-competition or similar agreement.
               (m) All Software sold or licensed by the Company or any Company Subsidiary, and all Third Party computer programming delivered with or otherwise a part of any such Software, is set forth and described on Section 4.24(m) of the Company Disclosure Schedule. Such Software owned by the Company or any Company Subsidiary, and to the actual knowledge of the Company, such Software licensed from Third Parties performs as warranted and in conformance with its concomitant standard user and technical documentation and no Third Party consent is required in connection with the Surviving Corporation’s use of such Software after the Effective Time, is free from any material software defect, and does not contain any Self-Help Mechanism or Unauthorized Code. No claims have been made with respect to the Software or Documentation under any insurance coverage held by the Company or any Company Subsidiaries, including, but not limited to, errors and omissions insurance.
               (n) (i) no Software of others (“Third Party Software”) is necessary or desirable in order for the Company Software to perform in accordance with its standard documentation and (ii) no Third Party Software is routinely provided to customers in conjunction with a licensing of the Software, for installation or use in accordance with the Software’s standard documentation.
               (o) No Intellectual Property of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property or Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports to require the distribution of or access to software source code or purports to restrict a person’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), was used in, incorporated into, integrated or bundled with any Intellectual Property or Product owned by Company or any of its Subsidiaries that is commercially distributed by the Company or any of its Subsidiaries. To the Knowledge of Company, no third party products bundled for commercial distribution with Intellectual Property or product owned by the Company or any of its Subsidiaries contain Open Source. Section 4.24(o) of the Company Disclosure Schedule sets forth a list of all Open Source that is included in, or provided or distributed with any Intellectual Property or Product owned by Company or any of its Subsidiaries and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms and (iii) the applicable Intellectual Property or Product owned by Company or any of its Subsidiaries.
               (p) All Software developed by the Company or any Company Subsidiary has been developed in the United States.
               (q) No copies of the source code for the Software have been provided to any Third Party. No license or other rights to use Trademarks (or any variations thereof) have been granted to any Third Party, except for rights to use the same granted to distributors, resellers, and sales agents in connection with the normal licensing of the Software.
               (r) The Company has provided to Parent and Parent Americas: (i) a record or copy of the substance of all material complaints logged onto Company support systems and that have been sent to the Company’s legal department or any officer of the Company from any customer regarding the performance of the Software or the Documentation which have been received from January 1, 2001 through Closing, and (ii) the most current unresolved bug list and enhancement list for the Software. Materiality, for the purposes of this Section 4.24(r), shall mean that the particular program complained of does not materially conform to the applicable warrantee(s) provided by the Company.
               (s) Other than pursuant to this Agreement, the Company is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Company’s Intellectual Property has been granted to any Person, except for non-exclusive, end user customer licenses granted in the Ordinary Course of Business in the form set forth on Section 4.24(s) of the Company Disclosure Schedule and except for rights of distribution or resale granted pursuant to the contracts set forth on Section 4.24(s) of the Company Disclosure Schedule (collectively, the “Company Distribution Agreements”).
               (t) Neither the Company nor any Company Subsidiary is, nor, as a result of the execution, delivery or performance of this Agreement or the consummation of the Transactions, will be, in violation of any agreement relating to any Company Intellectual Property.
               (u) Excluding Software which the Company or any Company Subsidiary originally licensed from Third Parties, the Company has retained title to all Software delivered to third parties in the Ordinary Course of Business in delivery of professional services and in its Postal Automation Services operations.
               (v) Except for the licenses set forth in Section 4.4 of the Company Disclosure Schedule, after the consummation of the transactions contemplated herein, the Parent and Parent Americas will own and may transfer to any of its Subsidiaries all right, title, and interest in and to or have a valid written license to use all Intellectual Property used by the Company or any Company Subsidiary on identical terms and conditions as each of the Company or any Company Subsidiary enjoyed immediately prior to such transactions.
               (w) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent and Parent Americas by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, Parent Americas, any of their respective subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Parent, Parent Americas, any of their respective subsidiaries or the Surviving Corporation, being bound by, or subject to, any non compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, Parent Americas, any of their respective subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          Section 4.25 Privacy.
               (a) The Company and each Company Subsidiary has a privacy policy (each, a “Privacy Policy”) regarding the collection and use of information from customers, web site visitors or other parties, including, without limitation, the collection of non-public financial information (“Customer Information”), true and complete copies of which have been provided to Parent and Parent Americas. Neither the Company nor any Company Subsidiary has collected any Customer Information in an unlawful manner or in violation of its Privacy Policy nor does it use any of the Customer Information it receives in an unlawful manner or in a manner that in any way violates its Privacy Policy or the privacy rights of its customers, web site visitors or other parties. The Company and each Company Subsidiary has posted its Privacy Policy in a clear and conspicuous location on its web site. The Company and each Company Subsidiary has commercially reasonable security measures in place to protect the Customer Information it receives from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner violative of the rights of privacy of its customers, web site visitors or other parties. To the Company’s Knowledge, no Person has gained unauthorized access to any Customer Information. The consummation of the contemplated Transactions and the transfer of the Customer Information will not violate the Privacy Policy of the Company or any Company Subsidiary as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained.
               (b) To the extent that either the Company or any Company Subsidiary has conducted or conducts activities that are subject to the Gramm-Leach-Bliley Act of 1999, as may be amended, and the rules and regulations issued thereunder (the “Gramm Leach Act”), the Company and each Company Subsidiary has implemented and maintained the appropriate safeguards for the Customer Information as required by the Gramm Leach Act. The Company and each Company Subsidiary has adopted a written information security program designed to protect any non-public financial information and has appropriate security controls in place.
          Section 4.26 HIPAA Compliance. To the extent that and for so long as (i) either the Company or any Company Subsidiary is a “covered entity” or “business associate” as defined in 45 C.F.R. § 160.103, (ii) either the Company, any Company Subsidiary and/or their respective business or operations are subject to or covered by the HIPAA administrative requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA security and privacy requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (iii) either the Company or any Company Subsidiary sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, the Company and each such Company Subsidiary is, and shall continue to be, “HIPAA Compliant”, as defined herein. For purposes of this Agreement, “HIPAA Compliant” shall mean that such Person (1) is in material compliance with any and all of the applicable requirements of HIPAA, including all material requirements of the Transactions Rule and the Privacy and Security Rules and (2) is not subject to, and, to the Knowledge of the Company, could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process in connection with any violation by such Person of the then effective requirements of HIPAA.
          Section 4.27 Labor Matters.
               (a) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and during the past five years there has not been any such action.
               (b) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary.
               (c) No labor union has been certified by the National Labor Relations Board or any comparable foreign governmental entity as bargaining agent for any of the employees of the Company or any Company Subsidiary; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.
               (d) None of the employees of the Company or any Company Subsidiary is represented by any labor organization and, to the Knowledge of the Company, there have been no union organizing activities among the employees of the Company or any Company Subsidiary within the past five years, nor does any question concerning representation exist concerning such employees.
               (e) No agreement which is binding on the Company or any Company Subsidiary restricts any of them from relocating or closing any of their operations.
               (f) A true and complete copy of each written personnel policy, rule and procedure applicable to employees of the Company or any Company Subsidiary has been delivered to Parent and Parent Americas and is listed in Section 4.27(f) of the Company Disclosure Schedule.
               (g) Each of the Company and each of the Company Subsidiaries is, and has at all times been, in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Applicable Laws.
               (h) There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency.
               (i) There is no presently pending grievance arising out of any agreement or other grievance procedure.
               (j) To the Knowledge of the Company, no charge with respect to or relating to the Company or any Company Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.
               (k) Neither the Company nor any Company Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any Company Subsidiary, and no such investigation is in progress.
               (l) There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any Company Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
               (m) Since the enactment of the WARN Act, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) none of the Company’s or any Company Subsidiary’s employees has suffered an “employment loss” (as defined in the WARN Act) during the six-month period prior to the date hereof.
          Section 4.28 Personnel. Section 4.28 of the Company Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of each of the Company and the Company Subsidiaries, and the family relationships, if any, among such persons; (ii) the wage rates for non-salaried and non-executive salaried employees of each of the Company and the Company Subsidiaries by classification; (iii) all group insurance programs in effect for employees of each of the Company and the Company Subsidiaries; and (iv) the names and wage rates for each individual employed by the Company or any Company Subsidiary as an independent contractor or in any other capacity in which such individual’s wages are not reported on Form W-2. To the Knowledge of the Company, no officer, key employee or group of employees has any plans to terminate employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise.
          Section 4.29 Warranties; Product Claims.
               (a) The products developed by the Company and the Company Subsidiaries and licensed to end user customers and, to the Knowledge of the Company, the products developed by the Company and the Company Subsidiaries and licensed for use by original equipment manufacturer customers or the products licensed by the Company or the Company Subsidiaries but developed by Third Parties, to the Knowledge of the Company, conform to design in all material respects, perform as warranted and in conformance with its documentation and comply in all material respects with all Applicable Laws.
               (b) Section 4.29(b) of the Company Disclosure Schedule sets forth a summary of each product manufactured by the Company or the Company Subsidiaries which failed to conform in all material respects with its standard user and technical documentation, describing in each case the nature of the problem giving rise to such failure.
          Section 4.30 Potential Conflict of Interest. No officer or director of the Company or any Company Subsidiary owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. No officer or director of the Company or any Company Subsidiary (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any material claim, charge, action or cause of action against the Company or any Company Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company or any Company

Subsidiary, any material payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Company Subsidiary (or, to the Knowledge of the Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any Company Subsidiary or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.
          Section 4.31 Propriety of Past Payments.
               (a) No unrecorded fund or asset of the Company or any Company Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of the Company or any Company Subsidiary has been made without being properly accounted for in the books and records of the Company or such Subsidiary, (c) no payment has been made by or on behalf of the Company or any Company Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company, any Company Subsidiary, any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services which is illegal or violative of Company policy, (i) to obtain favorable treatment for any of the Company, any Company Subsidiary or any Affiliate or Associate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any of the Company, any Company Subsidiary or any Affiliate or Associate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any of the Company, any Company Subsidiary or any Affiliate or Associate of the Company, or (iv) otherwise for the benefit of any of the Company, any Company Subsidiary or any Affiliate or Associate of the Company in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Leased Real Property). Neither the Company or any Company Subsidiary, nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any contribution, payment, gift, kickback, expenditure or other item of value which is unlawful or violative of Company policy.
          Section 4.32 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions, except Updata Capital, Inc. (“Updata”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm, based upon arrangements made by or on behalf of the Company.
          Section 4.33 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company

Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s equity interests necessary to approve the Merger.
          Section 4.34 Transaction Expenses. Section 4.34 of the Company Disclosure Schedule sets forth the Company’s good faith estimate of all fees and expenses that have been incurred by the Company as of the date of this Agreement and which are reasonably expected to be incurred through the Closing Date in connection with this Agreement and the Transactions. At the Closing, the Company will provide Parent and Parent Americas with a revised Section 4.34 of the Company Disclosure Schedule which will replace the existing Section 4.34 of the Company Disclosure Schedule. At the Closing, the Company shall represent and warrant to Parent, Parent Americas and Merger Sub that the Company has not incurred nor is it obligated to pay any additional expenses or fees related to this Agreement or the Transactions. The fees and expenses set forth on Section 4.34 of the Company Disclosure Schedule are referred to herein as the “Transaction Expenses.”
          Section 4.35 State Takeover Statutes. No takeover statute of any state, municipality or other jurisdiction is applicable to the Merger or other Transactions contemplated hereby.
          Section 4.36 Full Disclosure. The Company has not failed to disclose to Parent and Parent Americas any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company or the Company Subsidiaries. No representation or warranty made by the Company in this Agreement and no statement contained in any certificate delivered or furnished pursuant to the provisions hereof or in the Company Disclosure Schedules contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.
          Section 4.37 Affiliate Transactions. No director or executive officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any holders of Company Common Stock, members of the immediate family (including spouse, brother, sister, descendant, ancestor or in law), Affiliates or Associates of the aforementioned is currently a party to any agreement, contract, commitment or transaction with the Company or any Company Subsidiary, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the business of the Company or any Company Subsidiary. Without limiting the foregoing, no holder of Company Common Stock, director or executive officer of the Company (or, to the knowledge of the Company, any of the relatives, Affiliates or Associates of the aforementioned) is a director of any customer or supplier of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT AMERICAS AND MERGER SUB
          Except as specifically set forth in the Parent Disclosure Schedule, Parent, Parent Americas and Merger Sub represent and warrant to the Company that all of the statements contained in this Article V are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the

Closing Date. Each exception set forth in the Parent Disclosure Schedule and each other response to this Agreement set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated by a cross-reference with respect to such exception, relates only to such section.
          Section 5.1 Organization and Qualification.
               (a) Parent is a société anonyme duly organized and validly existing under the Laws of the French Republic. Parent Americas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Parent Americas has full corporate power and authority to conduct its business as presently conducted and to own, use and lease its Assets and Properties. Each of Parent and Parent Americas is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect.
               (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. Merger Sub was formed for the purpose of engaging in the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party and has conducted no other activities.
          Section 5.2 Authority.
               (a) Each of Parent, Parent Americas and Merger Sub has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
               (b) The execution and delivery by Parent, Parent Americas and Merger Sub of the Transaction Agreements to which it is a party, the performance by Parent, Parent Americas and Merger Sub of its respective obligations hereunder and thereunder and the consummation by Parent, Parent Americas and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors of Parent, Parent Americas and Merger Sub, as well as Parent Americas as the sole stockholder of Merger Sub, and no other action on the part of Parent, Parent Americas or Merger Sub is required to authorize the execution and delivery by Parent, Parent Americas and Merger Sub of the Transaction Agreements to which it is a party the performance by Parent, Parent Americas and Merger Sub of its respective obligations hereunder and thereunder and the consummation by Parent, Parent Americas and Merger Sub of the transactions contemplated hereby and thereby.
               (c) This Agreement and the Cash Escrow Agreement have been duly and validly executed and delivered by Parent, Parent Americas and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the Company and all other parties hereto and thereto, the Transaction Agreements to which Parent, Parent Americas or Merger Sub are parties constitute legal, valid and binding obligations of each of Parent, Parent Americas and Merger Sub, enforceable against each of Parent, Parent Americas and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
          Section 5.3 Non-Contravention. The execution and delivery by Parent, Parent Americas and Merger Sub of the Transaction Agreements to which Parent, Parent Americas or Merger Sub are parties do not, and the performance by Parent, Parent Americas and Merger Sub of their obligations under the Transaction Agreements to which Parent, Parent Americas or Merger Sub are parties and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Parent Americas or Merger Sub; (b) conflict with or result in a violation or breach of any Law or Order applicable to Parent, Parent Americas or Merger Sub or any of their Assets or Properties; or (c) conflict with or result in a violation or breach of any contract to which Parent, Parent Americas or Merger Sub is a party or by which it is bound or to which any of its Assets and Properties is subject, excluding any violations or breaches that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 5.4 Necessary Approvals.
               (a) No approvals are required to be given to, or obtained by, Parent, Parent Americas or Merger Sub from any governmental or regulatory authorities in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Agreements to which Parent, Parent Americas or Merger Sub are parties, except for (i) the filing of the Articles of Merger with the Wisconsin Department in accordance with the terms hereof; and (ii) such Approvals as may be required under the HSR Act and any antirust or competition laws of other jurisdictions that may be applicable to the Merger or other transactions contemplated thereby (the “Foreign Antitrust Filings”).
               (b) No approvals are required to be given to, or obtained by, Parent, Parent Americas or Merger Sub from any Person other than governmental or regulatory authorities in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Agreements to which Parent, Parent Americas or Merger Sub are parties.
          Section 5.5 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
          Section 5.6 Financing Resources. Parent Americas has sufficient funds available to satisfy the obligation to pay the Aggregate Merger Consideration and all expenses incurred by Parent, Parent Americas or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS
          Section 6.1 Interim Operations of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, except (i) as expressly provided in this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) upon the prior written consent of Parent and Parent Americas or (iv) as may be required by law:
               (a) the business of the Company and the Company Subsidiaries shall be conducted in the same manner as heretofore conducted and only in the Ordinary Course of Business (except for commercially reasonable actions required by this Agreement or as set forth on Schedule 6.1(a)), and each of the Company and the Company Subsidiaries shall use its best efforts consistent with prudent business practices to preserve the business organization of the Company and the Company Subsidiaries intact, keep available the services of the current officers and employees of the Company and the Company Subsidiaries and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company or the Company Subsidiaries, to preserve the goodwill and ongoing business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary shall institute any new methods of software development, purchase, sale, licensing, lease, management, product fulfillment, accounting or operation or engage in any transaction or activity other than changes in the Ordinary Course of Business;
               (b) neither the Company nor any Company Subsidiary shall: (i) amend its articles of incorporation or by laws or similar organizational documents; (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, other than shares of common stock reserved for issuance on the date hereof pursuant to the exercise of Stock Options outstanding on the date hereof; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;
               (c) neither the Company nor any Company Subsidiary shall organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;
               (d) other than in the Ordinary Course of Business, neither the Company nor any Company Subsidiary shall (i) enter into any agreement that would be defined as a Material Contract, Real Property Leases or Personal Property Leases or (ii) modify, amend or terminate any of its Material Contracts, Real Property Leases or Personal Property Leases or waive, release or assign any material rights or claims;

               (e) neither the Company nor any of the Company Subsidiaries shall: (i) incur or assume any long term debt, or except in the Ordinary Course of Business, incur or assume short term Indebtedness exceeding $25,000 in the aggregate from the date hereof until the Closing; (ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company or any Company Subsidiary, except as required by the terms thereof; (iii) modify the terms of any Indebtedness or other liability; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in the Company Disclosure Schedule as being in the Ordinary Course of Business and consistent with past practice; (v) make any loans, advances or capital contributions to, or investments in, any other Person, other than expense advances to employees of the Company or any Company Subsidiary in the Ordinary Course of Business; (vi) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) outside the Ordinary Course of Business; (vii) write down the value of any inventory or write off as uncollectible any notes or accounts receivable other than in the Ordinary Course of Business; or (viii) dispose of or permit to lapse any rights to any Intellectual Property;
               (f) neither the Company nor any Company Subsidiary shall lease, license, mortgage, pledge or encumber any assets other than in the Ordinary Course of Business or transfer, sell or dispose of any assets other than in the Ordinary Course of Business nor sublease or assign all or any portion of Real Property Lease or Personal Property Lease;
               (g) except as necessary to maintain compliance with Applicable Law, neither the Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the Ordinary Course of Business of wages payable to employees who are not officers or directors or Affiliates of the Company and other increases consistent with past practices) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants (except for the advancement of expenses in the Ordinary Course of Business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;
               (h) except as necessary to maintain compliance with Applicable Law, neither the Company nor any Company Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company or a Company Subsidiary is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company or a Company Subsidiary is unconditionally obligated to do so on the date hereof, or

(iii) amend in any respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;
               (i) neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $100,000 which are replaced without diminution of or gaps in coverage;
               (j) neither the Company nor any of the Company Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than the purchase of capital equipment for an aggregate of $50,000;
               (k) neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet date in the Ordinary Course of Business;
               (l) neither the Company nor any of the Company Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
               (m) neither the Company nor any Company Subsidiary shall make or change any election relating to Taxes, file any amended Tax Return, enter into any closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes, consent to any waiver of the statute of limitations for any such claim or assessment, or otherwise change any other position relating to Taxes in each case to the extent such action could have a detrimental effect on the Company or any Company Subsidiary;
               (n) neither the Company nor any of the Company Subsidiaries shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VIII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, Parent, Parent Americas or Merger Sub to consummate the Transactions in accordance with this Agreement;
               (o) neither the Company nor any Company Subsidiary will execute or enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any Company Subsidiary will be subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity;
               (p) the Company and each Company Subsidiary shall take commercially reasonable actions to protect and maintain the Company Intellectual Property, including without limitation, prosecuting all pending applications for Patents or registration of Trademarks and Copyrights used in the Company’s business and maintaining, to the extent permitted by law, each Patent or registration owned by the Company or any Company Subsidiary;

               (q) the Company or any Company Subsidiary, as applicable, shall notify Parent, Parent Americas or Merger Sub promptly (i) if it knows, or has reason to know, that any material Company Intellectual Property may become registered, or in the application process with the PTO (as defined herein) abandoned or dedicated to the public domain, (ii) it has received notice of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the “PTO”) or the U.S. Copyright Office (the “Copyright Office”) or equivalent office in any foreign jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determinations of the PTO or the Copyright Office, regarding its ownership of any Intellectual Property or its right to register the same or to keep, maintain and use the same;
               (r) the Company or any Company Subsidiary, as applicable, shall promptly notify Parent, Parent Americas or Merger Sub of any material infringement of any Company Intellectual Property of which it becomes aware and consult with Parent and Parent Americas regarding the actions to take to protect such Intellectual Property;
               (s) except in the Ordinary Course of Business, neither the Company nor any of the Company Subsidiaries shall shorten or lengthen the customary payment or collection cycles for any of its payables or receivables, and will follow reasonable policies regarding payment of its payables and collection of its receivables (whereby neither the Company nor any Company Subsidiary shall enter into any factoring or similar arrangements or offer any discounts, kickbacks, promotional free services or other incentives that encourage customers to make payments more promptly than would otherwise be the case);
               (t) take any action not otherwise permitted hereunder (including by Section 6.5) that would or would reasonably be expected to prevent, materially impair or delay its ability to consummate the Transactions contemplated by this Agreement;
               (u) take any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, in each case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied; or
               (v) neither the Company nor any of the Company Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.
          Section 6.2 Access; Confidentiality.
               (a) Between the date of this Agreement and the Effective Time, the Company shall, subject to Applicable Law (i) afford Parent and Parent Americas and its authorized representatives full and complete access to the Company’s employees and customers and during normal working hours to all books, records, offices and other facilities of the Company and each Company Subsidiary, (ii) permit Parent and Parent Americas to make such inspections and to make copies of such books and records as they may reasonably require, and (iii) furnish Parent and Parent Americas with such financial and operating data and other information as Parent and Parent

Americas may from time to time reasonably request. Parent and Parent Americas and their authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company and the Company Subsidiaries.
               (b) Parent and Parent Americas and their authorized representatives (including its designated engineers or consultants) may at Parent America’s expense at any time enter into and upon all or any portion of the Company’s properties (including all Leased Real Property) in order to investigate and assess, as Parent and Parent Americas deem necessary or appropriate in their sole and absolute discretion, the environmental condition of such properties or the business conducted thereat. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Parent and Parent Americas and their authorized representatives in conducting such investigation, shall allow Parent and Parent Americas and their authorized representatives full access to their properties and businesses, together with full permission to conduct such investigation, and shall provide to Parent and Parent Americas and their authorized representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to the Company or any Company Subsidiary or any of their engineers, consultants or agents and all other information relating to environmental matters in respect of their properties and businesses.
          Section 6.3 Efforts and Actions to Cause Closing to Occur.
               (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, Parent, Parent Americas and the Company shall use their respective reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things reasonably necessary, proper or advisable (subject to any Applicable Laws) to consummate the Transactions as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, Permits, qualifications, exemptions or waivers by any Third Party or Governmental Entity. In addition, except as required by Applicable Law, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.
               (b) Prior to the Effective Time, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions (other than any portion of such filing (or any exhibit thereto) which contains confidential information). Each party hereto shall promptly inform the other parties of any written communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use its best efforts to effect such transfers, amendments or modifications.
               (c) In addition to and without limiting the agreements of the parties contained above, the Company, Parent and Parent Americas shall:
                    (i) take promptly all actions reasonably necessary to make the filings required of them or any of their Affiliates under the HSR Act;
                    (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Company or Parent and Parent Americas or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other Governmental Entity in connection with antitrust matters;
                    (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity;
                    (iv) use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and
                    (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Entity in connection with the Transactions.
Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent and Parent Americas shall each request early termination of the HSR Act waiting period.
               (d) Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled or required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s and Parent Americas’ freedom of action with respect to, or its ability to retain, the Company’s assets, without Parent’s and Parent Americas’ prior written consent.
               (e) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Parent and Parent Americas or the Company (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions, (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions or (iv) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case could reasonably be expected to result in a Material Adverse Effect on Parent and Parent Americas or a Material Adverse Effect on the Company or to materially and adversely impact the economic or business benefits to such party of the Transactions.
          Section 6.4 Notification of Certain Matters.
               (a) The Company shall give prompt notice to Parent and Parent Americas, and Parent and Parent Americas shall give prompt notice to the Company, upon any director or officer of the Company or Parent and Parent Americas (as applicable) becoming aware of (i) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events and (ii) the occurrence, or failure to occur, of any event, that would be reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied.
               (b) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.4 shall require the Company or Parent and Parent Americas to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any Applicable Law or binding order (including any Antitrust Law), (ii) the disclosure of which would jeopardize any attorney client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.
               (c) No information received pursuant to an investigation made under Section 6.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the parties set forth in this Agreement or any certificate or other instrument delivered to other party in connection with the Transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) limit or restrict the remedies available to the parties under Applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated hereby set forth in Article VIII hereof.
               (d) Each of Parent, Parent Americas and the Company shall (and shall cause its directors, officers, employees, auditors, agents and other representatives to) hold in confidence all non public information acquired from the other party or the other party’s representatives as a result of any investigation made under Section 6.2 or otherwise under this Agreement in accordance with the terms of the nondisclosure agreement, dated as of December 15, 2005, between Parent and the Company (the “Confidentiality Agreement”).
               (e) The Company shall deliver to Parent and Parent Americas copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any Company Subsidiary and (ii) any closing agreements entered into by the Company or any Company Subsidiary with any taxing authority, which come into the possession of the Company after the date hereof.

          Section 6.5 No Solicitation.
               (a) The Company shall not, and shall not authorize or permit any Company Subsidiary, or any officers, directors, employees, agents, or representatives of the Company or any Company Subsidiary (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any Company Subsidiary), to, directly or indirectly, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiations regarding any Acquisition Proposal, or furnish, disclose or afford access to any person or entity any information or to the properties, books or records of the Company or any Company Subsidiary for the purposes of encouraging or facilitating any Acquisition Proposal or agree to or endorse any Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent failure to do so would reasonably be expected to result in a breach of the fiduciary obligations of the Company Board under Applicable Law, as determined in good faith by the Company Board (acting by a majority of the entire board) after consultation with its independent financial advisor and based upon the opinion of outside counsel, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.5, and subject to compliance with Section 6.5(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a confidentiality or standstill agreement not more favorable to such other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 6.5 by any Company Subsidiary or Affiliate of the Company or any Representative of the Company shall be deemed to be a breach by the Company of this Section 6.5.
               (b) Unless the Company terminates this Agreement in accordance with Section 9.1(b)(ii) simultaneously with the execution of a definitive agreement for a Superior Proposal, neither the Company nor the Board of Directors or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent and Parent Americas, the approval or recommendation by such Board of Directors or such committee of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) authorize the Company to enter into any agreement with respect to an Acquisition Proposal.
               (c) In addition to the obligations of the Company set forth elsewhere in this Section 6.5, the Company shall immediately (and no later than 48 hours) advise Parent and Parent Americas orally (with such oral advice to be promptly confirmed in writing) of any request for information or of any inquiry with respect to an Acquisition Proposal and the material terms and conditions of such request, inquiry or Acquisition Proposal. The Company will promptly keep Parent and Parent Americas informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Acquisition Proposal.
               (d) The Company shall, and shall direct its representatives to, cease immediately and cause to be terminated all solicitation, activity, discussions and negotiations that commenced prior to the date of this Agreement with any Persons (other than Parent and Parent

Americas or any of their affiliates or associates) regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
               (e) The Company shall promptly request in writing that each Person that has heretofore executed a confidentiality agreement at any time on or after January 1, 2002 in connection with its consideration of acquiring the Company (other than Parent and Parent Americas or any of their Affiliates) or any portion thereof return to the Company all materials containing confidential information heretofore furnished to such Person by or on behalf of the Company, or present the Company with reasonable evidence that those materials have been destroyed (to the extent destruction of such materials is permitted by such confidentiality agreement) and the Company shall use its commercially reasonable efforts to have such materials returned or destroyed (to the extent destruction of such materials is required by such confidentiality agreement).
          Section 6.6 Employee Matters.
               (a) Following the Effective Time, Parent Americas shall cause service performed by current employees of the Company or any Company Subsidiary (“Company Employees”) for the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting, and for purposes of determining severance, vacation and other paid time off entitlements, under the benefit plans of Parent Americas and its Subsidiaries in which Company Employees participate to the extent such service was credited by the Company and Company Subsidiaries under similar Plans. Notwithstanding the foregoing, nothing in this Section 6.6(a) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan or for employer contributions under a defined contribution pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account.
               (b) From and after the Effective Time, Parent Americas shall (i) cause to be waived any pre-existing condition limitations under welfare benefit plans, policies or practices of Parent Americas or its Subsidiaries in which Company Employees participate, to the extent that any such pre-existing condition limitation was not preventing a Company Employee from participating in a similar Plan immediately prior to the Effective Time and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent Americas and its Subsidiaries, to the extent that any such deductibles and out-of-pocket expenses had been credited under a similar Plan immediately prior to the Effective Time.
               (c) Prior to the Effective Time, the Board of Directors shall adopt resolutions (i) terminating the Firstlogic, Inc. 401(k) Plan (the “401(k) Plan”) effective prior to the Effective Date, and (ii) approving amendments to the 401(k) Plan that prohibit any distribution from the 401(k) Plan (other than a distribution made to a participant in accordance with the terms of the 401(k) Plan following his or her termination of employment prior to receipt by the Company of a written determination from the Internal Revenue Service to the effect that the termination of each such plan does not adversely affect its prior tax-qualified status). The Company agrees to provide Parent and Parent Americas and their respective counsel with copies of the Board of Directors resolutions effecting the amendment and termination of the 401(k) Plan, prior to their adoption or execution.

          Section 6.7 Indemnification, Exculpation and Insurance.
               (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of organization or bylaws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent Americas shall cause the Surviving Corporation to honor all such rights for a period of not less than six years after the Effective Time.
               (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Parent Americas shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.
               The Surviving Corporation shall, at its option, either (i) maintain for a period of not less than six years after the Effective Time, the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time (“D&O Insurance”) with respect to those persons who are currently covered by the Company’s D&O Insurance on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 250% amount, the “Maximum Premium”). If the existing or substituted D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. At the option of Parent Americas, Parent Americas may assume the obligations of the Surviving Corporation set forth in Sections 6.7(a) and (b), and thereafter neither Parent Americas nor Surviving Corporation shall have any further obligations pursuant to this Section 6.7(b) for so long as Parent Americas satisfies the obligations of the Surviving Corporation.
               (c) The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          Section 6.8 Litigation. The Company shall give Parent and Parent Americas the opportunity to participate at its expense in the defense of any litigation against the Company or any Company Subsidiary and/or their respective directors relating to the Transactions.

          Section 6.9 Termination of Agreements. The Company shall cause all provisions of all purchase agreements, shareholder agreements, registration rights agreements, investors’ rights agreements, co-sale agreements, rights of first refusal and similar agreements between any shareholder of the Company and the Company to terminate and be of no further force and effect upon consummation of the Merger. A list of all of such agreements is set forth on Section 6.9 of the Company Disclosure Schedule.
          Section 6.10 Resignation of Directors and Officers. Prior to the Effective Time, the Company shall cause each member of its Board of Directors and each officer to execute and deliver a letter effectuating his or her resignation as a director of such Board or an officer of the Company and its Subsidiaries, as the case may be, effective immediately prior to the Effective Time.
          Section 6.11 General Cooperation. From the date hereof through the Closing, the Company will use its good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Company, Parent and Parent Americas. In this regard, the Company, Parent and Parent Americas agree that they will enter into good faith discussions concerning the Business, including, but not limited to, personnel policies and procedures, and other operational matters relating to the Company’s business.
          Section 6.12 Certain Tax Matters. During the period from the date of this Agreement to the Closing Date, the Company and each Company Subsidiary shall:
               (a) prepare, in the Ordinary Course of Business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (taking into account any extensions) (“Post Signing Returns”);
               (b) consult with Parent and Parent Americas with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent and Parent Americas no later than ten (10) business days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;
               (c) fully and timely pay all Taxes due and payable in respect of such Post Signing Returns that are so filed;
               (d) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the Ordinary Course of Business, for all Taxes payable by it (or them) for which no Post Signing Return is due prior to the Closing Date;
               (e) promptly notify Parent and Parent Americas of any federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any Company Subsidiary in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Action without Parent’s and Parent Americas’ consent, which shall not be unreasonably withheld;

               (f) not make or revoke any election with regard to Taxes or file any amended Tax Returns without the consent of Parent and Parent Americas, which shall not be unreasonably withheld, or unless required by Applicable Law; and
               (g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to or comply with changes in Tax laws or regulatory accounting requirements or GAAP.
          Section 6.13 Shareholder Meeting.
               (a) The Company shall, as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of voting on (i) the approval and adoption of this Agreement, the Merger and the Transactions, and (ii) the appointment of the Shareholder Representative under this Agreement and the Cash Escrow Agreement (the ‘Company Shareholder Proposal”) on or prior to thirty (30) days from the date hereof (the “Company Shareholder Meeting”). The Company shall use its best efforts to obtain the necessary approvals of the Company Shareholder Proposal described above to be submitted by it in connection with this Agreement, the Merger and the other Transactions as promptly as practicable. The Company shall prepare appropriate solicitation materials for the Company Shareholder Meeting (the “Information Statement”) pursuant to Section 6.13(c) hereof. The Company shall cause all such materials to comply with all requirements of Applicable Law.
               (b) If applicable, the Company shall also submit to the Company Shareholders for approval at the Company Shareholder Meeting, by such number of shares of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which initial determination shall be made by the Company and shall be subject to review and approval by Parent and Parent Americas), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent and Parent Americas certification that (i) a Company shareholder vote was solicited in conformance with Section 280G of the Internal Revenue Code and the requisite shareholder approval was obtained with respect to any Section 280G Payments that were subject to the Company shareholder vote or (ii) the Company shareholder approval of Section 280G Payments was not obtained and as a consequence, any such payments and/or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits duly executed by the affected individuals prior to the Company Shareholder Meeting.
               (c) Promptly following the execution and delivery of this Agreement by each of the parties hereto, the Company shall prepare and distribute to all shareholders of the Company the Information Statement, subject to the review of the Parent and Parent Americas. With respect to the information given to Company shareholders pursuant to this section, the Company shall include in the Information Statement information sufficient to obtain the approval of the Company Shareholder Proposal and the Section 280G Payments, if applicable, from the shareholders of the Company. The Information Statement and any amendments or supplements thereto shall contain the unanimous recommendation of the Board of Directors of the Company that the Company’s shareholders approve the Company Shareholder Proposal and 280G Payments, if applicable, and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable, and are fair and reasonable to, and in the best interests of, the shareholders of the Company.
               (d) The Company shall use its commercially reasonable efforts to cause Company Shareholders holding at least ninety-seven percent (97%) of the outstanding shares of Company Capital Stock (computed on an as-converted, as exercised Company Common Stock equivalent basis) to vote in favor of the Company Shareholder Proposal.
               (e) Parent and Parent Americas Review and Approval.
                    (i) Any materials to be submitted to the Company Shareholders in connection with the solicitation of their approval of the Merger and this Agreement, including any amendments or supplements to the Information Statement (the “Soliciting Materials”), shall be subject to review and approval by Parent and Parent Americas and shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Company Shareholder Proposal and, if applicable, the Section 280G Payments, notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent and Parent Americas or their Affiliates or Associates, unless the form and content of which shall have been consented to in writing by Parent and Parent Americas prior to such inclusion. The Company will promptly advise Parent and Parent Americas in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Parent and Parent Americas will promptly advise the Company in writing if at any time prior to the Closing Parent and Parent Americas shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information regarding Parent, Parent Americas or Merger Sub provided in writing by Parent, Parent Americas or Merger Sub to the Company for the express purpose of including in any documents mailed, delivered or otherwise furnished to stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.
                    (ii) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Company Shareholder Proposal and, if applicable, the Section 280G Payments, and its unanimous recommendation to the Company Shareholders to vote in favor of Company Shareholder Proposal and, if applicable, the 280G Payments.
          Section 6.14 Public Announcements. Parent, Parent Americas and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon consultation with outside counsel be required by Applicable Law or the rules and regulations of the Nasdaq if it has used all reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement, and provided, further, no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3.
          Section 6.15 Financial Statements and Consents of Accountants. The Company shall use all reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (ii) the reasonable review of any Company audit or review work papers for up to the past three (3) years, including the examination of selected financial statements and data and (iii) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent of its independent auditors in connection with the preparation of the any filings the Parent is required to make with the SEC. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents and certificates from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with any filings the Parent is required to make with the SEC.
ARTICLE VII
TAX MATTERS
          Section 7.1 Tax Return Filings. Parent and Parent Americas shall, or shall cause the Company and the Company Subsidiaries to, timely prepare and file with the relevant Taxing Authorities all Returns of the Company and the Company Subsidiaries the due date for filing of which, determined taking into account extensions, is after the Closing Date. Any such return for a straddle or pre-closing period shall be provided to the Shareholder Representative at least 45 days prior to the due date (or such shorter period as can be reasonably provided) and shall not be filed without the Shareholder Representative’s prior consent, which shall not be unreasonably withheld; provided, however, that failure to respond within 30 days shall be deemed consent. The Company Shareholders shall, or shall cause the Company and the Company Subsidiaries to, timely prepare and file with the relevant Taxing Authorities all Returns for any taxable periods of the Company or any of the Company Subsidiaries the due date for filing of which, determined taking into account extensions, is on or before the Closing Date; provided that the Shareholder Representative shall furnish Parent and Parent Americas with a copy of such Tax Returns at least 45 days before such Tax Returns are due, and no such Tax Returns shall be filed with any Taxing Authority without Parent’s and Parent Americas’ written consent, which shall not be unreasonably withheld; provided, however, that failure to respond within 30 days shall be deemed consent. Any Tax Returns described in the preceding sentence shall be prepared on a basis consistent with Applicable Law and the past practices of the Company and the Company Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). The Shareholder Representative shall cause Parent and Parent Americas to be reimbursed (in accordance with Section 7.2(c)) for any amount owed by the Effective Time Company Shareholders pursuant to Section 7.2(c) with respect to the taxable periods covered by such Tax Returns. All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept such a Tax Return.
          Section 7.2 Tax Indemnification.
               (a) Company Shareholder Indemnification. From and after the Closing, each Effective Time Company Shareholder shall, severally and not jointly based on their respective Pro Rata Percentages, be liable for, and the Effective Time Company Shareholders, severally and not jointly based upon their respective Pro Rata Percentages, shall indemnify, defend and hold harmless Parent and Parent Americas, its Affiliates (including the Company and the Company Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Parent Indemnitees”) against and hold them harmless on an after-Tax basis from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for counsel, accountants and other outside consultants) suffered or incurred arising out of (i) Taxes of the Company, each Company Group and each Company Subsidiary with respect to any Pre-Closing Tax Period (including “Straddle Period Taxes,” as defined in Section 7.2(b)(iii) below), (ii) Taxes (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) of any person which is or has ever been affiliated with the Company or any Company Subsidiary or with whom the Company or any of the Company Subsidiaries otherwise joins, has ever joined, or is or has ever been required to join, in filing any consolidated, combined or unitary Tax Return prior to the Closing Date, (iii) all liability for Taxes of the Effective Time Company Shareholders arising (directly or indirectly) as a result of the sale of the Shares or the other transactions contemplated hereby, (iv) any breach of any representation or warranty contained in Section 4.23, (v) any breach of a covenant or agreement contained in Sections 6.1(m), 6.1(o), 6.1(t) (to the extent Section 6.1(t) relates to either 6.1(m) or 6.1(o)) and 6.12, provided, that for purposes of this Section 7.2(a)(v) and 7.2(a)(iv) only, any breach of representation, warranty, covenant or agreement shall be determined without reference to any qualifier as to “materiality” or “Material Adverse Effect” with respect thereto; (vi) Taxes or other payments required to be paid by the Company or any Company Subsidiary to any party under any Tax sharing agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity; and (vii) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses; provided, however, that any indemnification for Taxes under this Section 7.2(a) or Section 10.2(i) shall be reduced by the amount of the accrual for Taxes properly reflected in the Company’s books and records in accordance with GAAP as of December 31, 2005, to the extent not previously taken into account in reducing any other indemnity payment under this Section 7.2(a) or Section 10.2(i).
               (b) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):
                    (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and the Company Subsidiaries for the Pre-Closing Tax Period shall equal the Property Taxes for such Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period taking into account any change in the base on which the Taxes are computed; and

                    (ii) the Taxes of the Company and the Company Subsidiaries (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if the Tax year or period ended on the Closing Date; provided, that any extraordinary transaction, including any election under Section 338 of the Code occurring after the Closing shall be deemed to occur the date after the Closing Date.
                    (iii) “Straddle Period Taxes” shall mean Taxes for a Straddle Period.
               (c) Any indemnity payment to be made under this Section 7.2 shall be paid within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).
               (d) All amounts required to be paid pursuant to this Article VII shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.
               (e) Any payments required pursuant to this Article VII that are not made within the time period specified in this Article VII shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.
          Section 7.3 Cooperation. The Shareholder Representative, the Company, Parent and Parent Americas shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and claims for refunds, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including all Tax Claims (as defined below).
          Section 7.4 Tax Sharing Agreements. The Shareholder Representative shall cause any and all Tax sharing agreements between (i) any party other than the Company and the Company Subsidiaries), and (ii) the Company or any Company Subsidiary, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.
          Section 7.5 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts recoverable by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax Cost to the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless, and then only to the extent, otherwise required by a Final Determination.

          Section 7.6 Procedures Relating to Indemnification of Tax Claims.
               (a) Notice. If a claim shall be made by any Taxing Authority or any other Person with respect to Taxes for which the Company shareholders are liable pursuant to Section 7.2 of this Agreement, which, if successful, might result in an indemnity payment to any Parent Indemnitee pursuant to Section 7.2(a), Parent or Parent Americas shall promptly notify the Shareholder Representative in writing of such claim (a “Tax Claim”). In addition each such notice from Parent or Parent Americas regarding a Tax Claim must include a certification by an authorized employee of Parent or Parent Americas that either (x) the amount of the Loss (or possible Loss) relating to such Tax Claim has been reduced or offset by all or a portion of the tax carryforward credit described on Section 7.6 of the Company Disclosure Schedule (the “Carryforward Credit”) or (y) the Carryforward Credit did not reduce or offset Tax liability of the Company. Failure to give notice of a Tax Claim to the Shareholder Representative within a sufficient period of time to allow the Shareholder Representative to contest such Tax Claim shall affect the liability of the Effective Time Company Shareholders to any Parent Indemnitee only to the extent that such contest is precluded as a result of such failure. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of such asserted Tax liability.
               (b) Control of Proceedings. The Shareholder Representative shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company or any Company Subsidiary for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim, provided, however, that (A) Parent or Parent Americas and counsel of their own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, (B) the Shareholder Representative shall not settle any such Tax Claim without prior written consent of Parent and Parent Americas, which shall not be unreasonably withheld, and (C) the Shareholder Representative, Parent and Parent Americas shall jointly control all proceedings relating to Straddle Period Taxes. Parent and Parent Americas shall control all proceedings with respect to all other Tax Claims; provided, that if a settlement by Parent or Parent Americas of any such Tax claim would trigger an indemnification obligation by the Effective Time Company Shareholders, then the Shareholder Representative shall be consulted in connection with such settlement.
          Section 7.7 Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated by the Agreement shall be borne by the Effective Time Company Shareholders and the Effective Time Company Shareholders shall indemnify Parent and Parent Americas on an after-Tax basis for any such Taxes incurred by Parent and Parent Americas as a result of the Effective Time Company Shareholders’ failure timely to pay such Taxes.
          Section 7.8 FIRPTA Certificate. Either the Company or each Effective Time Company Shareholder shall deliver to Parent and Parent Americas at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent and Parent Americas and consistent with applicable Treasury Regulations certifying that no withholding of Tax pursuant to Section 1445 of the Code is required to be made by Parent or Parent Americas.

          Section 7.9 Amended Returns and Settlements. No amended Tax return shall be filed and no claim or assessment for Taxes shall be settled or agreed to without the Shareholder Representative’s prior written consent, which shall not be unreasonably withheld or unless required by law, if the effect of such filing or settlement is to increase the indemnification obligations of the Effective Time Company Shareholders under Section 7.2.
ARTICLE VIII
CONDITIONS
          Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent, Parent Americas and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
               (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger;
               (b) HSR Approval. The applicable waiting period under the HSR Act and any required waiting period under applicable foreign antitrust laws, shall have expired or been terminated; and
               (c) Shareholder Approval. This Agreement, the Merger, and the Transactions shall have been authorized by the shareholders of the Company in the manner required pursuant to the WBCL and the Company’s articles of incorporation and bylaws.
          Section 8.2 Conditions to Obligations of Parent, Parent Americas and Merger Sub to Effect the Merger. The obligations of Parent, Parent Americas and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date, other than representations and warranties that relate as of a specific date or time (which need only be so true and correct in all material respects as of such date or time).
               (b) Performance of Covenants. The Company shall not have failed to perform in all material respects any obligation or to comply in all material respects with any agreement or covenant of the Company to be performed by it or complied with under this Agreement.
               (c) Consents Obtained. (i) All consents of any Person necessary to the consummation of the Transactions, including consents from parties to Material Contracts and Real Property Leases and consents from Governmental Entities and (ii) consents from parties to each of the contracts set forth on Schedule 8.2 shall have been obtained, and a copy of each such consent shall have been provided to Parent and Parent Americas at or prior to the Closing.
               (d) Cash Escrow Agreements. The Shareholder Representative and the Escrow Agent shall have entered into the Cash Escrow Agreement.
               (e) Material Adverse Change. There shall not have occurred any Material Adverse Change of the Company (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Change) on the Company.
               (f) Opinion. Parent and Parent Americas shall have received from Gardner, Carton & Douglas LLP, counsel to the Company, on the Closing Date, a written opinion substantially in the form of Exhibit C.
               (g) Certificates. Parent and Parent Americas shall have received from the Company a certificate, dated the Closing Date, duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company, reasonably satisfactory in form to Parent and Parent Americas, to the effect of paragraphs (a), (b) and (e) above.
               (h) Dissenters. Holders of not more than 5% of the outstanding Company Common Stock (other than outstanding Company Common Stock beneficially owned by Parent Americas) shall have exercised their dissenters’ rights under the WBCL; provided, however, that for purposes of this Section, the exercise of dissenters’ rights by a single holder of 10% or more of the Company Common Stock (including any Affiliates thereof) shall not be included in the determination of whether holders of 5% or more of the outstanding Company Common Stock have exercised dissenters’ rights.
               (i) Employment Agreements. Each of the Employee Agreements set forth on Schedule 8.2(i) shall remain in full force and effect.
               (j) Estoppel Certificates. Parent and Parent Americas shall have received estoppel certificates in form and substance reasonably acceptable to Parent and Parent Americas, for all the Real Property Leases set forth in Section 4.12(b) of the Company Disclosure Schedule.
               (k) Agreements Terminated. Parent and Parent Americas shall have received evidence, in form and substance satisfactory to Parent and Parent Americas, that the Company has terminated the Agreements set forth on Schedule 8.2(k).
               (l) 401(k) Plan Termination. The Company shall have taken all steps necessary to terminate the 401(k) Plan.
          The foregoing conditions are for the sole benefit of Parent, Parent Americas and Merger Sub and may be waived by Parent, Parent Americas and Merger Sub, in whole or in part, at any time and from time to time in their sole discretion.
          Section 8.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

               (a) Representations and Warranties. All of the representations and warranties of Parent, Parent Americas and Merger Sub set forth in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).
               (b) Performance of Covenants. Parent, Parent Americas or Merger Sub shall not have failed to perform in all material respects any obligation or to comply in all material respects with any agreement or covenant to be performed or complied with by it under this Agreement.
          The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion.
          Section 8.4 Obligations to Effect the Merger. On such date as the Company shall have satisfied (or with respect to matters required to be satisfied at the Closing is in a position to satisfy within one Business Day) each of the conditions set forth in Section 8.2 and each of the conditions in Section 8.1 is satisfied, the Company shall deliver an officers’ certificate to such effect to Parent, Parent Americas and Merger Sub (the “Closing Condition Satisfaction Notice”). The Company shall not be entitled to deliver a Closing Condition Satisfaction Notice to Parent, Parent Americas or Merger Sub on or after March 31, 2006.
     (a) If prior to March 31, 2006, the Company has delivered the Closing Condition Satisfaction Notice, Parent, Parent Americas and Merger Sub shall have five (5) Business Days to notify Company that they concur or disagree that the Company has satisfied (or with respect to matters required to be satisfied at the Closing is in a position to satisfy within one Business Day) each of the conditions set forth in Section 8.2 and each of the conditions in Section 8.1.
     (b) In the event that Parent, Parent Americas and Merger Sub concur with the Closing Condition Satisfaction Notice delivered prior to March 31, 2006, Parent shall not be permitted to terminate this Agreement pursuant to Section 9.1(a)(iii), Section 9.1(a)(v), Section 9.1(c)(i) (solely with respect to breaches occurring before the date of the Closing Condition Satisfaction Notice) or Section 9.1(c)(ii). In the event that the Company has delivered the Closing Condition Satisfaction Notice prior to March 31, 2006 and Parent, Parent Americas and Merger Sub shall have notified the Company that it concurs with such Closing Condition Satisfaction Notice, the Company shall not be permitted to terminate this Agreement pursuant to Section 9.1(a)(iii), Section 9.1(a)(v) or Section 9.1(b)(ii).
     (c) In the event that Parent, Parent Americas and Merger Sub disagree with the Closing Condition Satisfaction Notice delivered prior to March 31, 2006, and Parent, Parent Americas and Merger Sub and Company are not able to agree upon the matters set forth therein within ten (10) Business Days, the matter will be subject to binding arbitration under the arbitration rules of the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected by the parties. Any arbitration hearing will be held in the State of Delaware. Parent, Parent Americas, Merger Sub and the Company agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Parent, Parent

Americas, Merger Sub and the Company also agree that the arbitrator will have the power to award remedies, including attorney’s fees and costs, available under applicable law. The parties will share the costs of any administrative or hearing fees charged by the arbitrator or AAA and that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules. Parent, Parent Americas, Merger Sub and the Company agree that the decision of the arbitrator will be in writing. Except as provided by the Rules and this Agreement, arbitration will be the sole, exclusive and final remedy for any dispute between Parent, Parent Americas, Merger Sub and the Company. Accordingly, except as provided for by the Rules and this Agreement, none of Parent, Parent Americas, Merger Sub or the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
ARTICLE IX
TERMINATION
          Section 9.1 Termination.
               (a) This Agreement may be terminated or abandoned at any time prior to the Effective Time:
                    (i) By the mutual written consent of Parent, Parent Americas and the Company;
                    (ii) By Parent and Parent Americas or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;
                    (iii) By Parent and Parent Americas or the Company (provided that the failure of the Closing to occur on or before either date set forth below is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination), upon written notice given to the other party in the event that the Closing shall not have taken place on or before April 30, 2006; provided, however, that such date shall automatically be extended without further action by the parties to June 30, 2006 in the event that the applicable approvals under the HSR Act or foreign anti-trust laws have not been received or the Company has not held a duly called meeting of its shareholders to consider the Company Shareholder Proposal prior to April 30, 2006 (either such date as applicable, the “Termination Date”).
                    (iv) By Parent and Parent Americas or the Company if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof; or
                    (v) By Parent and Parent Americas or the Company if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the other party, which breach is, in either case, not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the terminating party to the other party.
               (b) By the Company:
                    (i) if a condition under Section 8.1 or 8.3 to the Company’s obligations hereunder is incapable of being satisfied prior to the Termination Date unless it was caused by the Company’s breach of any provision of this Agreement; or
                    (ii) if the Board of Directors of the Company shall approve and the Company shall enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (A) the Company is not and has not been in breach of Section 6.5, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent and Parent Americas in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (C) during the five (5) Business Day period after the Company’s notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted, negotiate with), Parent and Parent Americas to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement, as amended and (y) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposal made by Parent and Parent Americas, if any, that any Superior Proposal giving rise to the Company’s notice continues to be a Superior Proposal, (D) such termination is within five (5) Business Days following the five (5) Business Day period referred to above and (E) no termination pursuant to this Section 9.1(b)(ii) shall be effective unless the Company shall simultaneously make the payment required by Section 11.1(b);
               (c) By Parent and Parent Americas:
                    (i) if the Company or any of its directors or officers shall breach Section 6.5;
                    (ii) if a condition under Section 8.1 or 8.2 to Parent’s, Parent Americas’ and Merger Sub’s obligations hereunder is incapable of being satisfied prior to the Termination Date unless it was caused by Parent’s, Parent Americas’ or Merger Sub’s breach of any provision of this Agreement;
                    (iii) if, prior to Company Shareholder Approval being obtained, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent and Parent Americas, its approval or recommendation of this Agreement or the Merger or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached any of its obligations under Section 6.5 (other than any inadvertent and immaterial breaches of such section) or

(iii) the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement or the Merger within ten (10) Business Days of any written request from Parent and Parent Americas; or
                    (iv) if any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Parent Americas or any of their affiliates, shall have acquired beneficial ownership of more than twenty-five percent (25%) of the Company Common Stock or more than twenty-five percent (25%) of the book value or fair market value of the assets of the Company and its Subsidiaries taken as whole, or the right to acquire ownership of such Company Common Stock or assets.
          Section 9.2 Effect of Termination. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Parent, Parent Americas, Merger Sub, the Shareholder Representative or the Company except (i) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions, (ii) as set forth in Section 11.1 and (iii) as set forth in this Section 9.2.
ARTICLE X
INDEMNIFICATION
          Section 10.1 Survival of Certain Representations, Warranties and Covenants.
               (a) All representations and warranties set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date. Notwithstanding the foregoing, the representations and warranties of the parties contained in Section 4.2 (Capital Structure; Subsidiaries), 4.3 (Authorization; Validity of Agreement), 4.15 (Environmental Matters), 4.22 (Employee Benefit Plans), 4.30 (Brokers) and Section 4.23 (Tax Matters) (collectively, the “Specified Representations”) shall survive the Closing and continue in full force and effect for a period beginning on the Closing Date and ending sixty (60) days following the expiration of the applicable statute of limitations, and they shall thereafter be of no further force or effect. All covenants and agreements of the parties contained in this Agreement shall survive the Closing for their respective periods set forth herein, unless otherwise indicated herein.
               (b) Notwithstanding anything to the contrary in this Agreement, the period of time that a provision survives the Closing and remains in full force and effect pursuant to Section 10.1(a) (the “Survival Period”) shall automatically be extended to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration; provided, however, that any such extension shall apply only as to claims asserted and not so resolved within the original Survival Period.
          Section 10.2 Indemnification by the Effective Time Company Shareholders. Subject to the other terms and conditions of this Agreement (including, without limitation,

Section 10.5), upon and by virtue of the approval of the Company Shareholder Proposal by the Company Shareholders, each Effective Time Company Shareholder, severally and not jointly based on their respective Pro Rata Percentage (regardless of whether or not any such Effective Time Company Shareholder has actually voted his, her or its shares of Company Common Stock in favor of the Merger), shall be deemed to have agreed to indemnify, defend and hold the Parent Indemnified Parties harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:
                    (i) any breach of any representation or warranty of the Company or any Company Subsidiary contained in this Agreement, or in any certificate delivered pursuant to this Agreement or the Ancillary Agreements (other than the Employment Agreements and the Consulting Agreements);
                    (ii) any breach of any agreement, covenant or obligation of the Company or any Company Subsidiary set forth in this Agreement or the Ancillary Agreements (other than the Employment Agreements and the Consulting Agreements);
                    (iii) any claims made by any Company Shareholder arising out of actions, omissions or other conduct prior to the Effective Time, whether based upon any alleged breach of fiduciary or other duty by any officer, director or Company Shareholder in connection with this Agreement, the Ancillary Agreements (other than the Employment Agreements and the Consulting Agreements) or the Transactions, or any claims by any officer, director or holder of Company Common Stock to indemnification by the Company or the Surviving Corporation with respect to any such claims; provided, that, the foregoing shall not include any claims made by any holder of Dissenting Shares under the WBCL;
                    (iv) any Excluded Liability;
                    (v) any final court ordered or required payment per share of Company Common Stock by the Company or Parent Americas to a single holder of Dissenting Shares of 10% or more of the Company’s Common Stock (including any Affiliates of such holder) of amounts in excess of the Per Share Merger Consideration to which such holder of Dissenting Shares would otherwise be entitled under this Agreement; and
                    (vi) any payments (other than those reserved for in the Financial Statements) or other claims related to the termination and dissolution of the Firstlogic, Inc. Employee Stock Ownership Plan (the “ESOP”) or the applications to the Internal Revenue Service for a favorable determination letter on termination of the ESOP and any applicable compliance filings.
          Notwithstanding anything contained in this Agreement to the contrary, no claim may be asserted nor may any action be commenced against the Effective Time Company Shareholders pursuant to this Section 10.2 unless written notice of such claim or action is received by the Shareholder Representative describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty (if applicable) on which such claim or action is based ceases to survive as set forth in

Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
          Section 10.3 Indemnification by Parent and Parent Americas. Subject to the other terms and conditions of this Agreement (including, without limitation, Section 10.5), Parent and Parent Americas shall indemnify, defend and hold the Company Indemnified Parties harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:
                    (i) any breach of any representation or warranty of Parent, Parent Americas or Merger Sub contained in this Agreement or any certificate delivered pursuant to this Agreement;
                    (ii) any breach of any agreement, covenant or obligation of Parent, Parent Americas or Merger Sub set forth in this Agreement; and
                    (iii) any claims by a Third Party to the extent arising out of the operation of the Surviving Corporation after the Effective Time.
          Notwithstanding anything contained in this Section 10.3 to the contrary, no claim may be asserted nor may any action be commenced against Parent or Parent Americas pursuant to this Section 10.3 unless written notice of such claim or action is received by Parent and Parent Americas from the Shareholder Representative describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty (if applicable) on which such claim or action is based ceases to survive as set forth in Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
          Section 10.4 Indemnification Procedures. (a) Any Company Indemnified Party or Parent Indemnified Party (each, an “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification hereunder (the “Indemnitor”) written notice of any claim or matter which gives rise to a claim for indemnification hereunder, promptly upon becoming aware of a fact, condition or event for which indemnification is provided under this Article X, but in any event within thirty (30) days after such Person has actual knowledge of the facts constituting the basis for indemnification; provided, however, that the failure of an Indemnified Party to give such notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent that such failure materially prejudices the rights of any such Indemnitor. Any notice to be given by or to a Company Indemnified Party shall be made by or to the Shareholder Representative.
               (a) The Indemnitor shall have the right to control and direct, through counsel of its own choosing, the defense or settlement of any claim, action, suit or proceeding brought by a Person who is not a party or an Affiliate of a party to this Agreement (a “Third Party Claim”). The Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; provided, however, that the Indemnified Party shall have the right to employ, at Indemnitor’s expense, one counsel of its choice to represent the Indemnified Party, if the Indemnified Party is advised by its counsel that there may exist an actual or potential conflict of interest between the Indemnitor and the Indemnified Party. The Indemnified Party shall provide the Indemnitor with access to its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate fully with the Indemnitor in the defense or settlement thereof, and the Indemnitor shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnitor elects to direct the defense of a Third Party Claim, then the Indemnified Party shall not pay, permit to be paid, or settle any part of any claim or demand arising from such asserted liability, unless the Indemnitor consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed) or unless the Indemnitor, subject to the last sentence of this Section 10.4(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnified Party for such liability. The Indemnitor will not settle any claim without the consent of the Indemnified Party if such settlement would involve the imposition of equitable remedies or impose material obligations on the Indemnified Party other than financial obligations for which the Indemnified Party will be indemnified hereunder. If the Indemnitor shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from the defense of a Third Party Claim, then the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnitor’s expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.4(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnitor prompt written notice thereof, and the Indemnitor shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding and to consent to any settlement thereof (which consent shall not be unreasonably withheld, delayed or conditioned).
          Section 10.5 Limitations. (a) After the Closing, except for remedies that cannot be waived as a matter of law, the enforcement of the indemnification provisions of this Article X shall be the exclusive remedy, other than in the case of fraud or intentional misrepresentation, of the parties for any breach of any warranty, representation or covenant contained in this Agreement; provided, however, that such exclusivity shall not limit or restrict a party’s ability to obtain specific performance or injunctive relief.
               (b) In any case where an Indemnified Party recovers from a Third Party any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter, and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.
               (c) Notwithstanding anything to the contrary contained in this Section 10.5, the Effective Time Company Shareholders shall have no liability or obligation in respect of indemnification pursuant to Section 10.2(i) Section 10.2(iv) or Section 10.2(v) to the extent that the aggregate amount of such Losses incurred in respect of such indemnification pursuant to Section 10.2(i), Section 10.2(iv) ) or Section 10.2(v), when all such Losses are aggregated together, are less than or equal to $500,000 (the “Basket Amount”); provided, that any liability or obligation in respect of indemnification pursuant to Section 10.2(i) arising out of a Claim (as defined below) of fraud or willful misconduct or arising from a breach of Section 4.2, 4.3 or 4.23 (and for the avoidance of doubt any other Losses arising out of any Tax Claim for which there shall be no Basket Amount applicable) shall not be subject to the Basket Amount. Thereafter, the Effective Time Company Shareholders shall be liable with respect to all Losses, including the Basket Amount, subject to the limitations set forth in this Section 10.5. Except for claims arising out of fraud or willful misconduct, the sole and exclusive means for any of the Parent Indemnified Parties to satisfy any Claim (as defined in the Cash Escrow Agreement) for indemnification during the first 18 months of the Survival Period shall be by delivering notice of a Claim to the Escrow Agent and the Shareholder Representative under the Cash Escrow Agreement and receiving payment from the Escrow Fund of the amount to which such Parent Indemnified Party may be entitled under this Article X. From and after the first 18 months of the Survival Period, except for Claims arising out of fraud or willful misconduct or arising from a breach of Sections 4.2, 4.3 or 4.23 (and for the avoidance of doubt any other Losses arising out of any Tax Claim for which there shall be no cap on liability) of this Agreement, the Effective Time Company Shareholders shall not be obligated to pay any amounts in respect of indemnification pursuant to Section 10.2(i) in connection with the breach of any Specified Representation in excess of an aggregate of the difference between (x) $8,400,000 less (y) any amounts paid to the Parent and Parent Americas for any indemnified Losses (other than any Losses arising from a breach of Section 4.23 or arising out of a Tax Claim) pursuant to Section 10.2 of this Agreement. The Escrow Fund (including all accrued interest) shall be released to the Shareholder Representative in accordance with the Cash Escrow Agreement and distributed to the Effective Time Company Shareholders based on their respective Pro Rata Percentages in accordance with the Allocation Certificate, subject to the resolution of Claim(s) properly asserted prior to the end of the first 18 months of the Survival Period in accordance with the Cash Escrow Agreement to the extent of the Escrow Funds retained to satisfy such Claim(s). For purposes of determining whether there has been a breach of any representation or warranty by the Company or any Company Subsidiary, as applicable, any use of the word “material”, or “material adverse effect” or any variation of either one, will be measured with respect to the Company or any Company Subsidiary, as applicable, on a stand alone basis and with regard to the materiality to the Company, any Company Subsidiary or the Company Shareholders, as applicable, and not as part of Parent, Parent Americas or Parent’s consolidated group and not with regard to any materiality standard or threshold applicable to Parent, Parent Americas or Parent’s consolidated group.
               (d) Each of the Effective Time Company Shareholders and the Shareholder Representative hereby agrees that if, following the Closing, any payment is made pursuant to this Article X by any such Effective Time Company Shareholder in respect of any Loss (a “Loss Payment”), such Effective Time Company Shareholder shall have no rights against the Surviving Corporation, or any current or former director, officer or employee thereof (in their capacity as such and only to the extent such persons are entitled to indemnification from the Surviving Corporation or any of its Subsidiaries), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Surviving Corporation or any such Person with respect thereto. Any rights with respect to Loss Payments which any of the Effective Time Company Shareholder or the Shareholder Representative may, by operation of law or otherwise, have against the Surviving Corporation or any such Person shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.
               (e) It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign

Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in law or good faith resolution of conflict.
               (f) Notwithstanding anything herein to the contrary, the limitations provided for in this Section 10.5 shall not apply in respect of indemnification relating to Taxes.
          Section 10.6 Right to Bring Action. Notwithstanding anything in this Article X or elsewhere in this Agreement to the contrary, only the Shareholder Representative shall have the right, power and authority to commence any action, suit or proceeding by and on behalf of any or all of the Effective Time Company Shareholders against Parent, Parent Americas or the Surviving Corporation, or any other Indemnified Party, and in no event shall any Effective Time Company Shareholder himself, herself or itself have the right to commence any action, suit or proceeding against Parent, Parent Americas or the Surviving Corporation, or any other Indemnified Party. Each Effective Time Company Shareholder waives, and acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Fees and Expenses(i) . (a) Subject to the provisions of Section 11.1(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement; provided, that notwithstanding the foregoing, the Company covenants and agrees that all fees and expenses of Updata and the other Transaction Expenses shall be either (i) included as a “Current Liability” on the Adjustment Balance Sheet or (ii) paid in full by the Company on or prior to the Closing Date.
               (b) Notwithstanding the foregoing, in the event that this Agreement is terminated (i) pursuant to Section 9.1(b)(ii), 9.1(c)(iii) or 9.1(c)(iv) or (ii) pursuant to Section 9.1(a)(iv) or by Parent and Parent Americas pursuant to Section 9.1(a)(v) and, with respect to this clause (ii) only, (x) at the time of termination pursuant to Section 9.1(a)(iv) or 9.1(a)(v) the conditions set forth in Section 8.3 have been or are reasonably capable of being satisfied and an Acquisition Proposal existed or has been previously announced and (y) within eighteen (18) months after termination pursuant to Section 9.1(a)(iv) or 9.1(a)(v) an Acquisition Proposal shall have been consummated, then in the case of either clauses (i) or (ii) the Company shall pay Parent Americas a termination fee of Four Million Dollars ($4,000,000) plus all fees, costs and expenses incurred by Parent and Parent Americas in connection with the Merger, this Agreement and the Transactions. Except as set forth above, any fee due under this Section 11.1(b) shall be paid to Parent Americas by wire transfer of same-day funds within two (2) Business Days after the occurrence of the events described above.
               (c) The parties acknowledge that the agreements contained in this Section 11.1 are an integral part of the transactions contemplated by this Agreement, and that,

without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay when due any amounts required to be paid by it pursuant to this Section 11.1 and, in order to obtain such payment, Parent or Parent Americas commences a legal action which results in a judgment against the Company for such amounts, then in addition to the amount of such judgment, the Company shall pay to Parent Americas an amount equal to the fees, costs and expenses (including attorneys’ fees, costs and expenses) incurred by Parent and Parent Americas in connection with such legal action, together with interest from the date of any such amounts becoming due and payable on all amounts so owed at the prime rate per annum, as published by Citibank N.A., in effect from time to time during such period, plus 4%. Payment of the fees and expenses described in this Section 11.1 shall not be in lieu of damages incurred in the event of a breach of this Agreement.
          Section 11.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
          Section 11.3 Publicity. Until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article IX, neither the Company, Parent, Parent Americas, Merger Sub nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without the prior written consent of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market (in which case the party making such release or announcement shall provide concurrent, or if practicable, prior notice thereof to the other party and comply with the provisions of the Confidentiality Agreement).
          Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):
          if to Parent, Parent Americas or Merger Sub, to:
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile: (408) 894-6550
Attn: Chairman and Chief Executive Officer

          and to:
Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile: (408) 894-6550
Attn: General Counsel
          with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile: (650) 493-6811
Attn: John T. Sheridan, Esq.
           Julia Reigel, Esq.
          if to the Company prior to Closing, to:
Firstlogic, Inc.
100 Harborview Plaza
La Crosse, Wisconsin 54601-4071
Facsimile: (608) 787-1168
Attn: Eric Lieberman
          with a copy to:
Gardner, Carton & Douglas LLP
191 North Wacker Drive, Suite 3700
Chicago, Illinois 60606
Facsimile: (312) 569-3134
Attn: David A. Rubenstein, Esq.
          if to the Shareholder Representative, to:
Ralph R. Bouma, Jr.
1755 S. Naperville Road, Suite 200
Wheaton, Illinois 60187
Facsimile: (630) 221-1756
          with a copy to:
Abrahams Kaslow & Cassman LLP
8712 West Dodge Road, Suite 300
Omaha, Nebraska 68114-3419
Facsimile: (402) 392-0816
Attn: R. Craig Fry, Esq.

          and to:
Gardner, Carton & Douglas LLP
191 North Wacker Drive, Suite 3700
Chicago, Illinois 60606
Facsimile: (312) 569-3134
Attention: David A. Rubenstein, Esq.
          Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
          Section 11.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof (including, without limitation, the Letter of Intent) and (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto.
          Section 11.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          Section 11.8 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, except to the extent that provisions of the WBCL are mandatorily applicable. To the extent not prohibited by applicable law that cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any party hereto may file an original counterpart or a copy of this Section 11.8 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.
          Section 11.9 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in the Chancery Court of the State of Delaware.
          Section 11.10 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          Section 11.11 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
          Section 11.12 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit any of the Indemnified Parties in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.
          Section 11.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Parent, Parent Americas, Merger Sub, the Company and the Shareholder Representative have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

BUSINESS OBJECTS S.A.

By:	/s/ John G. Schwarz
Name: John G. Schwarz
Title: Chief Executive Officer

BUSINESS OBJECTS AMERICAS

By:	/s/ James R. Tolonen
Name: James R. Tolonen
Title: Chief Financial Officer

FLAGSHIP ACQUISITION CORP.

By:	/s/ James R. Tolonen

Name: James R. Tolonen
Title:	President and Chief Financial Officer

FIRSTLOGIC, INC.

By:	/s/ Eric Lieberman

Name: Eric Lieberman
Title: President

SHAREHOLDER REPRESENTATIVE

/s/ Ralph Bouma, Jr.

Ralph Bouma, Jr.
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A
Company Shareholders Executing Voting and Support Agreement
•	Douglas P. Schmidt;

•	Mary M. Westlund;

•	MSW Resources Limited Partnership, Mary M. Westlund, General Partner;

•	Michael S. Morrison, as successor trustee of the Janice M. Mann Trust, dated August 2, 1991; and

•	Thomas L. Mann, as trustee of the Thomas L. Mann Trust, dated March 10, 1995.

EXHIBIT B
Cash Escrow Agreement

CASH ESCROW AGREEMENT
     THIS CASH ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ___ ___, 2006, by and among Business Objects, S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), Business Objects Americas, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Parent Americas”), Ralph Bouma, Jr. (the “Shareholder Representative”), and U.S. Bank National Association (the “Escrow Agent”).
RECITALS
     A. Parent, Parent Americas, Flagship Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent Americas (“Merger Sub”), Firstlogic, Inc., a Delaware corporation (the “Company”), and the Shareholder Representative, have entered into an Agreement and Plan of Merger of even date herewith (as may be amended from time to time, the “Merger Agreement”), a copy of which is attached hereto as Exhibit A, providing, among other things, for the acquisition of the Company by Parent Americas pursuant to the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Merger Agreement.
     B. Pursuant to Section 2.8 of the Merger Agreement, $11,700,000 (the “Escrow Amount”) is to be delivered to and deposited with the Escrow Agent by Parent Americas and held in an escrow fund (together with any interest earned on the Escrow Amount, the “Escrow Fund”) in order to secure the performance of the Company’s and the Effective Time Company Shareholders’ indemnification obligations under the Merger Agreement.
     C. The Shareholders’ Representative has been appointed as agent for, and to act on behalf of, the Effective Time Company Shareholders to undertake certain obligations specified in the Merger Agreement.
     D. The parties hereto desire to set forth additional terms and conditions relating to the operation of the Escrow Fund.
     NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the parties, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Escrow Fund.
          (a) Pursuant to Section 2.8 of the Merger Agreement, on the Closing Date, Parent Americas shall deposit the Escrow Amount, without any act of any Effective Time Company Shareholder or the Shareholder Representative, with the Escrow Agent. The Escrow Agent agrees to accept delivery of the Escrow Amount and to hold such Escrow Amount in escrow subject to the terms and conditions of this Agreement.

          (b) The Escrow Fund shall, subject to the terms and conditions of the Merger Agreement and this Agreement, be held as security for the indemnification obligations of the Effective Time Company Shareholders pursuant to Section 7.2 or Article X of the Merger Agreement and the payment of fees and expenses incurred or charged by the Shareholder Representative in accordance with Article III of the Merger Agreement. The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the provisions of this Agreement and the Merger Agreement.
     2. Rights and Obligations of the Parties. The Escrow Agent shall be entitled to such rights and shall perform such duties as escrow agent as set forth herein and as set forth in the Merger Agreement (collectively, the “Duties”), in accordance with the provisions of this Agreement and the Merger Agreement. Parent, Parent Americas and the Shareholders’ Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and as set forth in the Merger Agreement, in accordance with the provisions of this Agreement and the Merger Agreement.
     3. Duties of Escrow Agent.
          (a) The Duties of the Escrow Agent shall include the following: the Escrow Agent shall (i) safeguard and treat the Escrow Fund as a trust fund in accordance with the provisions of this Agreement and shall hold the Escrow Fund in a separate account, apart from any other funds or accounts of the Escrow Agent or any other Person and (ii) hold and dispose of the Escrow Fund only in accordance with the provisions of this Agreement.
          (b) Following the Closing, the Duties of the Escrow Agent with respect to the Escrow Amount may be altered, amended, modified or revoked only by a writing signed by the Parent or Parent Americas, the Escrow Agent and the Shareholders’ Representative.
     4. Permitted Investments; Other Adjustments; Etc.
          (a) The Escrow Agent shall hold the Escrow Amount in escrow and shall invest the Escrow Amount and any interest or income thereon only in Permitted Investments. “Permitted Investments” shall mean such investments consisting exclusively of one or more of the following upon receipt of written instruction from Parent or Parent Americas: direct obligations of the United States government having maturities of ninety (90) days or less, money market deposit accounts with United States banks, which may include the Escrow Agent, whose short-term debt ratings are not less than A-1/P-1, and money market funds that invest solely in direct obligations of the United States government. In the absence of specific written investment instructions, funds will be invested in the Escrow Agent’s Insured Money Market Account. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement. As and when the Escrow Amount and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash in accordance with its customary procedures and shall not be liable for any loss of principal or income in connection therewith. The Escrow Agent shall not be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrow Amount is invested or the choice of Permitted Investments converted into cash pursuant to this Section 4.
          (b) The parties hereto agree that all interest on or other taxable income, if any, earned from the investment of cash contained in the Escrow Fund shall be treated for Tax purposes as earned by the Effective Time Company Shareholders.
     5. Indemnification Claim Procedures During the Escrow Period.
          (a) Procedures with Respect to Claims.
               (i) Claims by Parent and Parent Americas. If, at any time and from time to time during the first 18 months of the Survival Period, a Parent Indemnified Party or Parent Indemnitee asserts any Claim in accordance with either Section 7.2 or Article X of the Merger Agreement, such Parent Indemnified Party or Parent Indemnitee shall give notice (a “Claim Notice”) to the Shareholder Representative, with a copy to the Escrow Agent, specifying in reasonable detail (a) the factual basis for such Claim and (b) the amount of such Claim (the “Claimed Amount”).
               (ii) Response by the Shareholder Representative. Within twenty (20) days after receipt by the Shareholder Representative of any Claim Notice, the Shareholder Representative shall, by notice (a “Response Notice”) to Parent and Parent Americas, with a copy to the Escrow Agent, either (a) concede liability for the Claimed Amount specified therein in whole or (b) deny liability for the Claimed Amount specified therein in whole or in part (it being understood that any portion of the Claimed Amount for which the Shareholder Representative has not denied liability within such 20-day period shall be deemed to have been conceded). If the Shareholder Representative denies liability in whole or in part, then such Response Notice shall specify in reasonable detail the factual basis for such denial. If the Shareholder Representative fails to deliver a Response Notice within the aforesaid 20-day period, then the Shareholder Representative shall be deemed to have conceded the entire Claimed Amount. The portion of the Claimed Amount for which the Shareholder Representative has conceded or is deemed to have conceded liability pursuant to this subparagraph (ii) is referred to as the “Conceded Amount.” If the Shareholder Representative concedes liability for any portion of the Claimed Amount or fails to deliver a Response Notice within the aforementioned 20-day period, then Parent and Parent Americas shall instruct the Escrow Agent to promptly pay to Parent Americas (or to any affiliate of Parent Americas, if so directed by Parent and Parent Americas) the Conceded Amount and the Escrow Agent shall promptly pay such amount as directed.
               (iii) Resolutions of Disputes. If the Shareholder Representative has denied liability for the Claimed Amount, in whole or in part, then the Parties shall attempt to resolve such dispute as promptly as practicable but in any case within twenty (20) days of the date of receipt of the Response Notice. If Parent, Parent Americas and the Shareholder Representative are able to resolve such dispute, then they shall promptly give notice (a “Settlement Notice”) to that effect to the Escrow Agent, which notice shall be signed by Parent, Parent Americas and the Shareholder Representative. Such Settlement Notice shall instruct the Escrow Agent to promptly pay to Parent Americas (or to any affiliate of Parent Americas, if so directed by Parent and Parent Americas) the amount agreed by Parent, Parent Americas and the Shareholder Representative in settlement of such dispute (the “Agreed Settlement Amount”). If

Parent, Parent Americas and the Shareholder Representative are unable to resolve such dispute within twenty (20) days after receipt by Parent and Parent Americas of the Response Notice corresponding to such dispute, then either Parent and Parent Americas or the Shareholder Representative may commence appropriate proceedings in accordance with Sections 11.8 and 11.9 of the Merger Agreement in order to obtain an award with respect to such dispute (an “Award”). In the event that any Award contains a finding of liability against the Effective Time Company Shareholders in a specified amount (the “Award Amount”), then Parent and Parent Americas shall give notice (an “Award Notice”) to the Escrow Agent and the Shareholder Representative (which notice shall be accompanied by a copy of such Award), instructing the Escrow Agent to pay to Parent Americas (or to any affiliate of Parent Americas, if so directed by Parent and Parent Americas) such Award Amount from the Escrow Fund.
               (iv) Payment of Claims. As promptly as practicable (and in any event no more than two (2) Business Days following receipt of the relevant notice provided pursuant to this Section 5(a), the Escrow Agent shall pay to Parent Americas (or to any affiliate of Parent Americas, if so directed by Parent and Parent Americas) from the Escrow Fund, by wire transfer of immediately available funds, the following amounts, as applicable:
                    (1) following any concession or deemed concession of liability for any Claimed Amount by the Shareholder Representative, the Conceded Amount;
                    (2) following the receipt by the Escrow Agent of any Settlement Notice, the Agreed Settlement Amount; and
                    (3) following receipt by the Escrow Agent of any Award Notice, the Award Amount.
               (v) Outstanding Claims. Any Claim Notice that is not resolved or disposed of pursuant to Section 5(a)(ii), (iii) or (iv) (including any Claim Notice as to which any amount to which Parent Americas is entitled has not been distributed to Parent Americas) shall constitute an “Outstanding Claim.” Judgment upon any Award rendered by the trial court may be entered in any court having jurisdiction.
          (b) Other Distributions from the Escrow Fund.
               (i) Merger Consideration Adjustments. Under Section 2.7 of the Merger Agreement, payments may be required to be made by the Effective Time Company Shareholders and the holders of Stock Options to Parent Americas in respect of certain post-Closing adjustments to the Aggregate Merger Consideration. In such event, the Shareholder Representative, the Parent and Parent Americas shall give a joint written notice (an “Adjustment Notice”) to the Escrow Agent instructing the Escrow Agent to pay the amount of such post-Closing adjustments (the “Adjustment Amounts”) to the Aggregate Merger Consideration to Parent Americas (or to any affiliate of Parent Americas), if so directed by Parent and Parent Americas from the Escrow Fund within ten (10) days of the final determination of the Final Closing Date Net Working Capital or within ten (10) days of the final determination of the Final Closing Date Deferred Revenue, as applicable. In no event shall the amounts paid by the Escrow Agent pursuant to this Section 4(b)(i) exceed $3,100,000.

               (ii) Additional Release of Escrow Fund. As promptly as practicable following the final determination of the Final Closing Date Net Working Capital pursuant to Section 2.7 of the Merger Agreement, Parent and Parent Americas shall give notice to the Escrow Agent instructing the Escrow Agent to pay to the Shareholder Representative, for and on behalf of the Effective Time Company Shareholders and the holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d) of the Merger Agreement, an amount which shall be equal to the difference (if any) between (x) $3,100,000 and (y) the Adjustment Amounts, from the Escrow Fund, to be distributed to the Effective Time Company Shareholders and the holders of Stock Options in accordance with the Allocation Certificate.
               (iii) Expenses of the Shareholder Representative. From time to time during the term of this Agreement, the Shareholder Representative may, by delivering a notice to the Escrow Agent (with a copy to Parent and Parent Americas) that certifies that the Shareholder Representative has incurred a fee or expense of the type that is reimbursable pursuant to Article III of the Merger Agreement or has charged a fee based upon his current hourly rate (and attaching reasonably detailed documentation as to such fees or expenses), direct that the Escrow Agent pay up to $200,000 in the aggregate of the Escrow Fund (the “Expense Fund”) for such expenses as directed by the Shareholder Representative. In no event shall (x) the amounts paid by the Escrow Agent pursuant to this Section 5(b)(iii) exceed the amount of the Expense Fund or (y) any portion of the Expense Fund be paid by the Escrow Agent pursuant to Sections 5(a), 5(b)(i) or 5(b)(ii).
          (c) Notices. For purposes of the distributions contemplated by Sections 5(a) and 5(b), the parties hereto acknowledge and agree that the Escrow Agent does not have any duty or obligation to verify or monitor the conditions precedent to the delivery of any Claim Notice, Award Notice, Adjustment Notice or any notice delivered pursuant to Sections 5(b)(ii) and 5(b)(iii).
          (d) Method of Distributions. All payments made pursuant to this Agreement shall be made by bank check or by wire transfer of immediately available funds, in either case as directed by the party to which such payment is being made.
     6. Distribution of Escrow Fund upon Termination.
          (a) As promptly as practicable after the first 18 months from the Closing Date (the “Distribution Date”), the Escrow Agent shall distribute to the Shareholder Representative, on behalf of the Effective Time Company Shareholders, an amount equal to the value of the Escrow Fund minus the sum of the aggregate amount of all Outstanding Claims as of the Distribution Date in accordance with the Allocation Certificate. Thereafter the Escrow Agent:
               (i) upon receipt of a Settlement Notice with respect to an Outstanding Claim, shall promptly (i) pay to Parent Americas the Agreed Settlement Amount and (ii) distribute to the Shareholder Representative, on behalf of the Effective Time Company Shareholders, an amount equal to the difference, if any, between the Agreed Settlement Amount and the amount of such Outstanding Claim;
               (ii) upon receipt of a Award Notice with respect to an Outstanding Claim, shall promptly (i) pay to Parent Americas the Award Amount, if any, and (ii) distribute to the Shareholder Representative, on behalf of the Effective Time Company Shareholders, an amount equal to the difference, if any, between the Award Amount and the amount of such Outstanding Claim;
               (iii) shall accumulate and distribute to the Shareholder Representative, on behalf of the Effective Time Company Shareholders, any income, interest and dividends earned or accrued with respect to the Escrow Fund as soon as practicable following each September 30th, December 31st, March 31st and June 30th commencing after the delivery of a joint written notice from Parent, Parent Americas and the Shareholder Representative (which joint written notice shall be delivered on the Initial Distribution Date);
               (iv) shall continue to make payments in the manner contemplated by this Section 6(a) until all Outstanding Claims have been resolved, at which time the Escrow Agent shall distribute any remaining funds in the Escrow Fund to the Shareholder Representative, on behalf of the Effective Time Company Shareholders;
               (v) shall distribute any funds remaining in the Expense Fund as of the Distribution Date to the Shareholder Representative, on behalf of the Effective Time Company Shareholders and the holders of Stock Options entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(d) of the Merger Agreement
               (vi) Notwithstanding anything to the contrary contained herein, the Escrow Agent shall distribute Escrow Property in accordance with and upon the joint written instructions of Parent, Parent Americas and the Shareholder Representative.
          (b) Termination. This Agreement shall terminate as to the Escrow Fund and the Expense Fund upon the full distribution of the Escrow Fund and the Expense Fund pursuant to Sections 6(a)(iv) and 6(a)(v) above.
     7. Exculpatory Provisions.
          (a) The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and in the Merger Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence, willful misconduct or breach of this Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of the Company for punitive, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.
          (b) In the event of a dispute between the parties hereto, the Escrow Agent is hereby expressly authorized to disregard any and all notifications given by any of the parties hereto or by any other person, excepting only memoranda of agreement as provided in Section 5 of this Agreement and orders or process of courts of law as provided in Section 5 of this Agreement to which the Escrow Agent shall be entitled to conclusively rely and shall distribute the Escrow Fund in accordance with the terms thereof, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
          (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Merger Agreement, this Agreement or any documents or papers deposited or called for thereunder or hereunder.
          (d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Merger Agreement, this Agreement or any documents deposited with the Escrow Agent.
     8. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time with or without cause, with respect to the Escrow Fund by giving at least thirty (30) days’ prior written notice to each of the Parent, Parent Americas and the Shareholders’ Representative, such resignation to be effective thirty (30) days following the date such notice is given. In addition, the Parent, Parent Americas and the Shareholders’ Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument executed by the Parent, Parent Americas and the Shareholders’ Representative (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than $50,000,000, shall be appointed by the Parent or Parent Americas on the terms of this Agreement with the written approval of the Shareholders’ Representative, which approval shall not be unreasonably withheld or delayed. Any such successor escrow agent shall deliver to the Parent, Parent Americas and the Shareholders’ Representative, a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive possession of the Escrow Fund. Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall deliver the Escrow Fund then held hereunder to the successor Escrow Agent.
     9. Fees. Parent Americas shall pay the Escrow Agent such fees as are established by the Fee Schedule attached hereto as Exhibit B.
     10. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.
     11. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement and the Merger Agreement.

     12. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, Parent, Parent Americas and the Shareholders’ Representative, on behalf of the Effective Time Company Shareholders and not individually, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Merger Agreement, and to reimburse the Escrow Agent for all its costs and expenses (including, without limitation, counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 12; provided, however, that no indemnity need be paid in case of the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.
     13. General.
          (a) Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:
     If to Parent or Parent Americas to:
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile No.: (408) 953-6302
Attn: Chairman and Chief Executive Officer
     and
Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile No.: (408) 894-6550
Attn: General Counsel
     with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile No.: (650) 493-6811
Attention: John T. Sheridan, Esq.
     If to the Shareholders’ Representative to:
Ralph R. Bouma, Jr.
1755 S. Naperville Road
Suite 200

Wheaton, Illinois 60187
Telephone: (630) 660-1755
Facsimile No.: (630) 221-1756
     with a copy (which shall not constitute notice) to:
Abrahams, Kaslow & Cassman LLP
8712 West Dodge Road
Suite 300
Omaha, Nebraska 68114-3419
Attention: R. Craig Fry, Esq.
Telecopy: (402) 392-0816
Telephone: (402) 392-1250
     If to the Escrow Agent:
U.S. Bank National Association
Corporate Trust Services
One California Street, Suite 2100
San Francisco, California 94111
Attention: Sheila Soares
Facsimile No.: (415) 273-4590
E-mail: sheila.soares@usbank.com
or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt.
          (b) Amendment and Termination. This Agreement may be amended or terminated if, but only if, such amendment or termination is in writing and is signed by each of the Parent, Parent Americas and Shareholder Representative (who shall act on behalf of the other Effective Time Company Shareholders), and upon written notice to the Escrow Agent at any time given jointly by Parent, Parent Americas and Shareholder Representative, but the duties or responsibilities of the Escrow Agent may not be amended or modified without its consent.
          (c) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
          (d) No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          (e) Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          (f) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (h) Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of who were represented by counsel, and each of who had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
          (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one instrument.
          (j) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     14. Tax Reporting Matters. Within 30 days of the Closing Date, Parent, Parent Americas and the Effective Time Company Shareholders each agree to provide the Escrow Agent with appropriate Forms W-9 (or original Forms W-8, in the case of non-U.S. persons) and other forms and documents to the Escrow Agent that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any payments made to the Effective Time Company Shareholders pursuant to this Agreement.
     15. Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Parent, Parent Americas and the Shareholders’ Representative each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

     In witness whereof, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

U.S. Bank National Association
as Escrow Agent

By:

Name: Title:	Sheila Soares Vice President

[SIGNATURE PAGE TO ESCROW AGREEMENT]

     In witness whereof, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

BUSINESS OBJECTS S.A.

By:

Name:	John G. Schwarz
Title:	Chief Executive Officer

BUSINESS OBJECTS AMERICAS

By:

Name:	James R. Tolonen
Title:	Chief Financial Officer

[SIGNATURE PAGE TO ESCROW AGREEMENT]

     In witness whereof, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

Shareholders’ Representative

By:

Name:	Ralph Bouma, Jr.

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT A
THE MERGER AGREEMENT

EXHIBIT B
FEE SCHEDULE

EXHIBIT C
Gardner, Carton & Douglas LLP Opinion

                                  , 2006
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Ladies and Gentlemen:
     We have acted as counsel to Firstlogic, Inc., a Wisconsin corporation (the “Company”), in connection with the Transactions contemplated by the Agreement and Plan of Merger, dated as of January                     , 2006 (as the same may be amended or supplemented from time to time, the “Merger Agreement”) by and among Company, Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), Business Objects Americas, a Delaware corporation (“Parent Americas”) and wholly owned subsidiary of Parent, Flagship Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent Americas (“Merger Sub”), and Ralph Bouma, Jr., acting solely as the Shareholder Representative. Under the Merger Agreement, Flagship Acquisition Corp. is to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).
     This opinion is being delivered to you pursuant to Section 8.2(f) of the Merger Agreement. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
     In connection with the delivery of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
     (i) The Merger Agreement;
     (ii) The Company Disclosure Schedule and other Schedules identified in the Merger Agreement to be provided by the Company;
     (iii) Articles of Merger (the “Articles of Merger”) as filed with the Wisconsin Department of Financial Institutions;
     (iv) A Certificate from the Secretary of State of Wisconsin as to the good standing of the Company dated                     , 2006;
     (v) Copies of the Articles of Incorporation of the Company, as amended (the “Articles”), as certified by the Secretary of State of Wisconsin as of                                         , 2006, and the Bylaws of the Company, as certified by the Secretary of the Company (the “Bylaws”); and

     (vi) The resolutions of the board of directors and the shareholders of the Company authorizing the Transactions as certified by the Secretary of the Company.
     The Merger Agreement, the Voting and Support Agreement, the Cash Escrow Agreement and the Articles of Merger are collectively referred to herein as the “Documents.”
     We have also examined originals, executed counterparts or copies of such other agreements, corporate records, instruments and certificates and certificates of public authorities, and considered such matters of law, as we have deemed necessary for the purpose of rendering this opinion. To the extent we deemed necessary for purposes of this opinion, we have relied upon (i) the statements and representations of officers of the Company as to factual matters, (ii) the corporate records provided to us by such officers and (iii) certificates and other documents obtained from public officials. We have further relied as to factual matters on the representations and warranties contained in the Documents. We have assumed the completeness and accuracy of all such representations and warranties as to factual matters.
     We have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed the Documents and all other documents we have reviewed, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies. We have also assumed that the Documents have been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and are enforceable in accordance with their terms against such parties (other than the Company).
     While our firm represents the Company on a regular basis, our engagement is limited to specific matters as to which we are consulted by the Company from time to time. Whenever our opinion with respect to factual matters is indicated to be based on our knowledge, we are referring to the actual knowledge, without independent inquiry, of the attorneys at our firm who have performed legal services in connection with the issuance of this opinion or the Transactions. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from such representation.
     Based upon and subject to our examination as aforesaid and subject to the qualifications set forth herein, we are of the opinion that:
     1. The Company (i) is a corporation organized, validly existing and in good standing under the laws of the State of Wisconsin and (ii) has the corporate power and authority to carry on its business as currently conducted and to own, use, license and lease its properties and assets.
     2. The Company has all necessary corporate power and authority to execute and deliver the Merger Agreement and to consummate the Transactions, including, without limitation, the Merger. The execution, delivery and performance by the Company of the Merger Agreement and the consummation by it of the Transactions, including, without limitation, the Merger, have been duly authorized by all necessary corporate action on the part of the Company, its directors and shareholders.

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     3. The Documents and each other document to which the Company is a party and which are required to consummate the Transactions, including, without limitation, the Merger, have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and further subject to the qualifications set forth in the next sentence. We express no opinion herein as to the enforceability of any provision (i) that mandates the choice of law to govern the Documents, (ii) that purports to waive trial by jury, (iii) that purports to waive or limit the right to assert any claims, remedies, defenses or rights of setoff which the Company may have at law or in equity, (iv) that provides that waivers, consents, amendments or modifications must be in writing, (v) that purports to confer, waive or consent to the jurisdiction of any court, (vi) that purports to impose penalties, liquidated damages, forfeiture or interest on past due interest, (vii) that relates to severability, as applied to any portion thereof deemed by a court to be material, (viii) for contribution or indemnification to the extent that such provisions may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or (ix) that purports to impose any non-competition or non-solicitation obligation or restriction on any Person.
     4. The execution, delivery or performance by the Company of the Merger Agreement and each other document to which the Company is a party and which is required to consummate the Transactions, including, without limitation, the Merger, do not and the consummation of the Transactions will not (i) result in a violation of the articles of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) result in a violation of the Wisconsin Business Corporation Law (the “WBCL”), (iii) to our knowledge result in a violation by the Company of any order, writ, injunction, decree, statue, rule or regulation of any court or Governmental Entity or agency binding upon the Company or to which the Company is subject, or (iv) result in a breach or default under any agreement or instrument listed on Schedule A hereto to which the Company is a party or by which the Company is bound.
     5. Except for filings, permits, authorizations, consents or approvals as are specifically provided for in the Merger Agreement and each other document required to consummate the Transactions, including, without limitation, the Merger, no authorizations, permits, consents or approvals of, and no filings with, any Governmental Entity or regulatory authority or agency are necessary under the WBCL or the federal laws of the United States of America for the execution, delivery or performance by the Company of the Merger Agreement or the Transactions.
     6. Based solely upon the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions (the “Wisconsin Department”) in accordance with the Merger Agreement, upon the acceptance of such filings by the Wisconsin Department, the Merger will be effective in accordance with the WBCL.

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     The foregoing opinions are limited to the federal statutes of the United States, and the laws and regulations of the State of Wisconsin, and we have not considered and express no opinion on the laws or regulations of any other jurisdiction.
     This opinion is rendered only with respect to the laws and the regulations thereunder that are in effect as of the date hereof. We assume no responsibility for updating this opinion to take into account any event, action, interpretation or change of law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.
     This opinion is furnished by us solely for your benefit for use in connection with the Transactions and it may not be furnished or quoted to, or relied upon by, any other person or for any other purpose, without our prior written consent.
Very truly yours,